EXHIBIT 10.1

DEBTOR-IN-POSSESSION CREDIT AGREEMENT
by and among
WELLS FARGO BANK, N.A.
as Administrative Agent,
THE LENDERS THAT ARE PARTIES HERETO
as the Lenders,
CIBER, INC.,
CIBER CONSULTING, INCORPORATED and
CIBER INTERNATIONAL LLC
as Borrowers
Dated as of April 12, 2017

TABLE OF CONTENT

1.	DEFINITIONS AND CONSTRUCTION. 2

1.1.	Definitions 2

1.2.	Accounting Terms 2

1.3.	Code 2

1.4.	Construction; Repayment in Full 2

1.5.	Time References; Business Day Convention 4

1.6.	Schedules and Exhibits 4

2.	LOANS AND TERMS OF PAYMENT. 4

2.1.	Revolving Loans. 4

2.2.	Reserved. 5

2.3.	Borrowing Procedures and Settlements. 5

2.4.	Payments; Reductions of Commitments; Prepayments. 8

2.5.	Promise to Pay; Lender Group Expenses. 13

2.6.	Interest Rates, Payments, and Calculations. 13

2.7.	Crediting Payments 14

2.8.	Designated Account 14

2.9.	Maintenance of Loan Account; Statements of Obligations 14

2.10.	Fees. 15

2.11.	Reserved 16

2.12.	Reserved 16

2.13.	Capital Requirements. 16

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2.14.	Reserved. 18

2.15.	Reserved. 18

2.16.	Joint and Several Liability of Borrowers. 18

2.17.	Cash Management. 20

3.	CONDITIONS; TERM OF AGREEMENT. 20

3.1.	Conditions Precedent to the Initial Extension of Credit 20

3.2.	Conditions Precedent to all Extensions of Credit 20

3.3.	Maturity 21

3.4.	Effect of Maturity 21

3.5.	Early Termination by Borrowers 21

4.	REPRESENTATIONS AND WARRANTIES. 21

4.1.	Due Organization and Qualification 22

4.2.	Due Authorization; No Conflict 22

4.3.	Governmental Consents 23

4.4.	Binding Obligations; Perfected Liens. 23

4.5.	Title to Assets; No Encumbrances 24

4.6.	Litigation. 24

4.7.	Compliance with Laws 24

4.8.	No Material Adverse Effect 24

4.9.	Reserved. 24

4.10.	Employee Benefits 24

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4.11.	Environmental Condition 25

4.12.	Complete Disclosure 25

4.13.	Patriot Act 26

4.14.	Reserved 26

4.15.	Payment of Taxes 26

4.16.	Margin Stock 26

4.17.	Governmental Regulation 26

4.18.	OFAC 27

4.19.	Employee and Labor Matters 27

4.20.	Reserved. 27

4.21.	Reserved 27

4.22.	Eligible Accounts 27

4.23.	Locations of Chief Executive Office 28

4.24.	Financing Order 28

5.	AFFIRMATIVE COVENANTS. 28

5.1.	Financial Statements, Reports, Certificates 28

5.2.	Reporting 28

5.3.	Existence 28

5.4.	Maintenance of Properties 29

5.5.	Taxes 29

5.6.	Insurance 29

5.7.	Inspection 30

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5.8.	Compliance with Laws 30

5.9.	Environmental 30

5.10.	Disclosure Updates 31

5.11.	Further Assurances 31

5.12.	Reserved 31

5.13.	Location of Chief Executive Office 31

5.14.	Reserved 32

5.15.	Chief Restructuring Officer 32

5.16.	Sale Milestones 32

5.17.	Bankruptcy Matters 32

6.	NEGATIVE COVENANTS. 32

6.1.	Indebtedness 32

6.2.	Liens 32

6.3.	Restrictions on Fundamental Changes 32

6.4.	Disposal of Assets 32

6.5.	Nature of Business 33

6.6.	Prepayments and Amendments 33

6.7.	Restricted Payments 33

6.8.	Accounting Methods 33

6.9.	Investments 33

6.10.	Transactions with Affiliates 34

6.11.	Use of Proceeds 34

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6.12.	Limitation on Issuance of Equity Interests 34

6.13.	Change Name 34

6.14.	Reserved. 34

6.15.	Financing Order 35

7.	FINANCIAL COVENANTS. 35

8.	EVENTS OF DEFAULT. 35

8.1.	Payments 35

8.2.	Covenants 36

8.3.	Judgments 36

8.4.	Reserved 36

8.5.	Reserved 36

8.6.	Reserved. 36

8.7.	Representations, etc 36

8.8.	Guaranty 36

8.9.	Security Documents 36

8.10.	Loan Documents 36

8.11.	Change of Control 37

8.12.	Reserved 37

8.13.	Reserved 37

8.14.	Reserved 37

8.15.	Curtailment of Business 37

8.16.	Reserved 37

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8.17.	Reserved. 37

8.18.	Reserved 37

8.19.	Bankruptcy Defaults 37

9.	RIGHTS AND REMEDIES. 40

9.1.	Rights and Remedies 40

9.2.	Remedies Cumulative 40

10.	WAIVERS; INDEMNIFICATION. 41

10.1.	Demand; Protest; etc 41

10.2.	Lender Group's Liability for Collateral 41

10.3.	Indemnification 41

11.	NOTICES. 42

12.	CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER; JUDICIAL REFERENCE PROVISION. 43

13.	ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS. 45

13.1.	Assignments and Participations. 45

13.2.	Successors 48

14.	AMENDMENTS; WAIVERS. 48

14.1.	Amendments and Waivers. 48

14.2.	Reserved. 48

14.3.	No Waivers; Cumulative Remedies 48

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15.	AGENT; THE LENDER GROUP. 49

15.1.	Appointment and Authorization of Agent 49

15.2.	Delegation of Duties 50

15.3.	Reserved 50

15.4.	Reserved 50

15.5.	Reserved 50

15.6.	Reserved 50

15.7.	Reserved 50

15.8.	Reserved 50

15.9.	Successor Agent 50

15.10.	Reserved 50

15.11.	Collateral Matters. 51

15.12.	Reserved. 52

15.13.	Agency for Perfection 52

15.14.	Payments by Agent to the Lenders 52

15.15.	Concerning the Collateral and Related Loan Documents 52

15.16.	Reserved 53

15.17.	Several Obligations; No Liability 53

15.18.	Lead Arranger and Sole Book Runner 53

16.	WITHHOLDING TAXES. 53

17.	GENERAL PROVISIONS. 57

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17.1.	Effectiveness 57

17.2.	Section Headings 57

17.3.	Interpretation 57

17.4.	Severability of Provisions 57

17.5.	Bank Product Providers 57

17.6.	Debtor-Creditor Relationship 58

17.7.	Counterparts; Electronic Execution 58

17.8.	Revival and Reinstatement of Obligations; Certain Waivers 58

17.9.	Confidentiality. 59

17.10.	Survival 60

17.11.	Patriot Act 60

17.12.	Integration 61

17.13.	Administrative Borrowers. 61

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EXHIBITS AND SCHEDULES
Exhibit A    Approved Budget
Exhibit B-1    Form of Borrowing Base Certificate
Exhibit C-1    Form of Compliance Certificate

Schedule A-1    Agent's Accounts
Schedule A-2    Authorized Persons
Schedule C-1    Commitments and Applicable Designees
Schedule C-2    Non-Wholly Owned Loan Parties
Schedule D-2    Designated Account
Schedule P-1    Permitted Investments
Schedule P-2    Permitted Liens
Schedule 1.1    Definitions
Schedule 3.1    Conditions Precedent
Schedule 4.1(c)    Capitalization of Borrower
Schedule 4.1(d)    Subscriptions, Options, Warrants and Calls
Schedule 4.6    Litigation
Schedule 4.8    No Material Adverse Effect
Schedule 4.14    Permitted Indebtedness
Schedule 4.15    Payment of Taxes
Schedule 4.19    Employee and Labor Matters
Schedule 4.23    Location of Chief Executive Offices
Schedule 5.1    Financial Statements, Reports, Certificates
Schedule 5.2    Collateral Reporting
Schedule 5.16    Sale Milestones

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DEBTOR-IN-POSSESSION CREDIT AGREEMENT

THIS DEBTOR-IN-POSSESSION CREDIT AGREEMENT (this "Agreement"), is entered into as of April 12, 2017, by and among the lenders identified on the signature pages hereof (each of such lenders, together with its successors and permitted assigns, is referred to hereinafter as a "Lender", as that term is hereinafter further defined), WELLS FARGO BANK, N.A., a national banking association, as administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, "Agent"), CIBER, INC., a Delaware corporation (the "Company"), CIBER CONSULTING, INCORPORATED, an Illinois corporation (“CIBER Consulting”) and CIBER INTERNATIONAL LLC, a Delaware limited liability company (“CIBER International”); together with the Company, CIBER Consulting and any other Person joined to this Agreement from time to time as a borrower, collectively the "Borrowers" and each individually a "Borrower").
WHEREAS, on April 9, 2017 (the "Filing Date"), Borrowers and certain of their affiliates (collectively, the "Debtors") filed voluntary petitions for relief under chapter 11 of the Bankruptcy Code, which petitions (jointly administered) are identified as (i) with respect to the Company, Bankruptcy Case No. 17-10772, (ii) with respect to CIBER International, Bankruptcy Case No. 17-10773 and (iii) with respect to CIBER Consulting, Bankruptcy Case No. 17-10774 (collectively, the "Cases") before the United Stated Bankruptcy Court for the District of Delaware (together with any other court having competent jurisdiction over the Cases from time to time, the "Bankruptcy Court");
WHEREAS, the Debtors continue to operate their businesses and manage their properties as debtors-in-possession under Section 1107 and 1108 of the Bankruptcy Code;
WHEREAS, pursuant to that certain Credit Agreement, dated as of May 7, 2012 (as amended, restated, supplemented, or otherwise modified from time to time, the "Prepetition Credit Agreement"), by and among Company, other parties from time to time party thereto as borrowers (collectively with Company, the "Prepetition Borrowers"), the lenders from time to time party thereto (the "Prepetition Lenders"), and Wells Fargo Bank, N.A. as administrative agent for the Prepetition Lenders (in such capacity, the "Prepetition Agent"), Prepetition Lenders made certain term loans, revolving loans, and other financial accommodations available to the Prepetition Borrowers prior to the Filing Date on the terms and conditions set forth therein, which loans and other financial accommodations and all other Prepetition Obligations (as defined below) are secured by Liens on substantially all the assets of the Prepetition Borrowers;
WHEREAS, the Borrowers have requested the Lenders provide a secured revolving credit facility (the "DIP Facility") to the Borrowers to (i) fund certain fees and expenses associated with the DIP Facility incurred during the Cases, (ii) finance the ongoing general corporate needs of the Borrowers and the Debtors, subject to the Approved Budget, (iii) pay for certain of the Debtors' administrative expenses incurred during the Cases as debtors and debtors-in-possession under the Bankruptcy Code, subject to the Approved Budget, and (iv) provide for adequate protection in favor of the Prepetition Lenders; and

WHEREAS, Agent and Lenders are willing to provide the DIP Facility on the terms and conditions set forth in this Agreement.
NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.	DEFINITIONS AND CONSTRUCTION.
1.1.    Definitions. Capitalized terms used in this Agreement shall have the meanings specified therefor on Schedule 1.1.
1.2.    Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP; provided, that if any Borrower notifies Agent that Borrowers request an amendment to any provision hereof to eliminate the effect of any Accounting Change occurring after the Closing Date or in the application thereof on the operation of such provision (or if Agent notifies any Borrower that it requests an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such Accounting Change or in the application thereof, then Agent and Borrowers agree that they will negotiate in good faith amendments to the provisions of this Agreement that are directly affected by such Accounting Change with the intent of having the respective positions of the Lenders and Borrowers after such Accounting Change conform as nearly as possible to their respective positions as of the date of this Agreement and, until any such amendments have been agreed upon and agreed to by the Required Lenders, the provisions in this Agreement shall be calculated as if no such Accounting Change had occurred. When used herein, the term "financial statements" shall include the notes and schedules thereto. Whenever the term "Borrower" is used in respect of a financial covenant or a related definition, it shall be understood to mean Borrowers on a consolidated basis, unless the context clearly requires otherwise. Notwithstanding anything to the contrary contained herein, (a) all financial statements delivered hereunder shall be prepared, and all financial covenants contained herein shall be calculated, without giving effect to any election under the Statement of Financial Accounting Standards No. 159 (or any similar accounting principle) permitting a Person to value its financial liabilities or Indebtedness at the fair value thereof, and (b) the term "unqualified opinion" as used herein to refer to opinions or reports provided by accountants shall mean an opinion or report that is (i) unqualified, and (ii) does not include any explanation, supplemental comment, or other comment concerning the ability of the applicable Person to continue as a going concern or concerning the scope of the audit.
1.3.    Code. Any terms used in this Agreement that are defined in the Code shall be construed and defined as set forth in the Code unless otherwise defined herein; provided, that to the extent that the Code is used to define any term herein and such term is defined differently in different Articles of the Code, the definition of such term contained in Article 9 of the Code shall govern.
1.4.    Construction; Repayment in Full. Unless the context of this Agreement or any other Loan Document clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms "includes" and "including" are not limiting, and the term "or" has, except where otherwise indicated, the inclusive meaning represented by the phrase "and/or." The words "hereof," "herein," "hereby," "hereunder," and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be. Unless the context of this Agreement or any other Loan Document clearly requires otherwise, references to "law" means all international, foreign, federal, state, provincial and local statutes, treaties, rules, guidelines, regulations, by-laws, ordinances, decrees, codes and administrative or judicial or arbitral or administrative or ministerial or departmental or regulatory precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case, whether or not having the force of law. Section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified. Any reference in this Agreement or in any other Loan Document to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein). The words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties. Any reference herein or in any other Loan Document to the satisfaction, repayment, or payment in full of the Obligations shall mean (a) the payment or repayment in full in immediately available funds of (i) the principal amount of, and interest accrued and unpaid with respect to, all outstanding Loans, together with the payment of any premium applicable to the repayment of the Loans, (ii) all Lender Group Expenses that have accrued and are unpaid regardless of whether demand has been made therefor, (iii) all fees or charges that have accrued hereunder or under any other Loan Document (including without limitation the Unused Line Fee) and are unpaid, (b) in the case of obligations with respect to Bank Products (other than Hedge Obligations), providing Bank Product Collateralization, (c) the receipt by Agent of cash collateral in order to secure any other contingent Obligations for which a claim or demand for payment has been made on or prior to such time or in respect of matters or circumstances known to Agent or a Lender at such time that are reasonably expected to result in any loss, cost, damage, or expense (including attorneys' fees and legal expenses), such cash collateral to be in such amount as Agent reasonably determines is appropriate to secure such contingent Obligations, (d) the payment or repayment in full in immediately available funds of all other outstanding Obligations (including the payment of any termination amount then applicable (or which would or could become applicable as a result of the repayment of the other Obligations) under Hedge Agreements provided by Hedge Providers) other than (i) unasserted contingent indemnification Obligations, (ii) any Bank Product Obligations (other than Hedge Obligations) that, at such time, are allowed by the applicable Bank Product Provider or the agreements relating thereto to remain outstanding without being required to be repaid or cash collateralized, and (iii) any Hedge Obligations that, at such time, are allowed by the applicable Hedge Provider or the agreements relating thereto to remain outstanding without being required to be repaid, (e) the termination of all of the Commitments of the Lenders, and (f) delivery of a general release of any and all claims and causes of action of Loan Parties against Agent and Lenders. Any reference herein or in any Loan Document to the satisfaction, repayment, or payment in full of the

Prepetition Obligations or Reinstated Prepetition Obligations shall mean the payment or repayment in full in immediately available funds of all outstanding Prepetition Obligations or Reinstated Prepetition Obligations, as the case may be, other than unasserted contingent indemnification obligations. Any reference herein to any Person shall be construed to include such Person's successors and assigns. Any requirement of a writing contained herein or in any other Loan Document shall be satisfied by the transmission of a Record.
1.5.    Time References; Business Day Convention. Unless the context of this Agreement or any other Loan Document clearly requires otherwise, all references to time of day refer to Pacific standard time or Pacific daylight saving time, as in effect in Los Angeles, California on such day. For purposes of the computation of a period of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each means "to and including"; provided that, with respect to a computation of fees or interest payable to Agent or any Lender, such period shall in any event consist of at least one full day. If any report, financial statement, certificate, notice or other communication required to be delivered under this Agreement or any other Loan Document is due on a day that is not a Business Day (or if the last day such report, financial statement, certificate, notice or other communication may be delivered hereunder in accordance with the terms hereof is not a Business Day), then such report, financial statement, certificate or notice may be delivered on the next succeeding Business Day and if made on such Business Day shall be deemed to have been delivered in compliance with the terms hereof or thereof. If any Sale Milestone deadline or other deadline under this Agreement or any other Loan Document falls on a day that is not a Business Day, then such Sale Milestone deadline or other deadline shall be extended until the next succeeding Business Day and if satisfied on such Business Day shall be deemed to have been satisfied in compliance with the terms hereof or thereof.
1.6.    Schedules and Exhibits. All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.

2.	LOANS AND TERMS OF PAYMENT.
2.1.    Revolving Loans.
(a)    Subject to the terms and conditions of this Agreement and Financing Order, and during the term of this Agreement, each Revolving Lender agrees (severally, not jointly or jointly and severally) to make revolving loans ("Revolving Loans") to Borrowers in an amount at any one time outstanding not to exceed the lesser of:
(i)    such Lender's Revolver Commitment, or
(ii)    such Lender's Pro Rata Share of an amount equal to the lesser of:
(A)    the amount equal to (1) the Maximum Revolver Amount less the Prepetition Obligations outstanding at such time (including any Reinstated Prepetition Obligations then outstanding), and

(B)    the amount equal to (1) the Borrowing Base as of such date (based upon the Borrowing Base set forth in the most recent Borrowing Base Certificate delivered by Borrowers to Agent) less (2) the Prepetition Obligations outstanding at such time (including any Reinstated Prepetition Obligations then outstanding).
(b)    Anything to the contrary in this Section 2.1 notwithstanding, Agent shall have the right (but not the obligation), in the exercise of its Permitted Discretion, to establish and increase or decrease Receivable Reserves, Bank Product Reserves, Carveout Reserve, and other Reserves against the Borrowing Base or the Maximum Revolver Amount; provided that, prior to entry of the Final Order, the Agent shall not establish, increase or decrease any Receivable Reserves, Bank Product Reserves, Carveout Reserve or other Reserves against the Maximum Revolver Amount (without affecting its rights in respect of Reserves against the Borrowing Base).
(c)    Amounts borrowed pursuant to this Section 2.1 may be repaid and, subject to the terms and conditions of this Agreement, reborrowed at any time during the term of this Agreement. The outstanding principal amount of the Revolving Loans, together with interest accrued and unpaid thereon, shall constitute Obligations and shall be due and payable on the Maturity Date or, if earlier, on the date on which they are declared due and payable pursuant to the terms of this Agreement.
(d)    Anything to the contrary in this Section 2.1 notwithstanding, at no time shall Revolver Usage plus the amount of Prepetition Obligations then outstanding (including any Reinstated Prepetition Obligations then outstanding) exceed the Maximum Revolver Amount.
(e)     From and after the date hereof, notwithstanding anything to the contrary in this Agreement or other Loan Documents, (i) Lenders shall only be required to make, and Borrowers shall only be permitted to request, Revolving Loans (x) to pay accrued expenses in the Approved Budget, as and when such expenses are due and payable by Borrowers, and (y) in accordance with the other terms and conditions of the Financing Order, this Agreement, and the other Loan Documents.
2.2.    Reserved.
2.3.    Borrowing Procedures and Settlements.
(a)    Procedure for Borrowing Revolving Loans. Each Borrowing shall be made by a written request by an Authorized Person of Company delivered to Agent and received by Agent no later than 10:00 a.m. on the requested Funding Date in the case of Revolving Loans that are Base Rate Loans, specifying (A) the amount of such Borrowing and (B) the requested Funding Date (which shall be a Business Day); provided, that Agent may, in its sole discretion, elect to accept as timely requests that are received later than 10:00 a.m. on the applicable Business Day. At Agent's election, in lieu of delivering the above-described written request, any Authorized Person may give Agent telephonic notice of such request by the required time. In such circumstances, Borrowers agree that any such telephonic notice will be confirmed in writing within 24 hours of the giving of such telephonic notice, but the failure to provide such written confirmation shall not affect the validity of the request.

(b)    Reserved.
(c)    Making of Revolving Loans.
(i)    After receipt of a request for a Borrowing pursuant to Section 2.3(a), Agent shall notify the Lenders by telecopy, telephone, email, or other electronic form of transmission, of the requested Borrowing. If Agent has timely notified the applicable Lenders of a requested Borrowing as provided above, then each applicable Lender shall make the amount of such Lender's Pro Rata Share of the requested Borrowing available to Agent in immediately available funds to Agent's Account, not later than 10:00 a.m. on the Business Day that is the requested Funding Date. After Agent's receipt of the proceeds of such Revolving Loans from the applicable Lenders, Agent shall make the proceeds thereof available to Borrowers on the applicable Funding Date by transferring immediately available funds equal to such proceeds received by Agent to the Designated Account; provided, that, no Lender shall have an obligation to make any Revolving Loan, if (1) one or more of the applicable conditions precedent set forth in Section 3 will not be satisfied on the requested Funding Date for the applicable Borrowing unless such condition has been waived, or (2) the requested Borrowing would exceed the Availability on such Funding Date.
(ii)    Unless Agent receives notice from an applicable Lender prior to 9:30 a.m. on the Business Day that is the requested Funding Date relative to a requested Borrowing as to which Agent has notified the applicable Lenders of a requested Borrowing that such Lender will not make available as and when required hereunder to Agent for the account of Borrowers, the amount of that Lender's Pro Rata Share of the Borrowing, Agent may assume that each applicable Lender has made or will make such amount available to Agent in immediately available funds on the Funding Date and Agent may (but shall not be so required), in reliance upon such assumption, make available to Borrowers a corresponding amount. If, on the requested Funding Date, any Lender shall not have remitted the full amount that it is required to make available to Agent in immediately available funds and if Agent has made available to Borrowers such amount on the requested Funding Date, then such Lender shall make the amount of such Lender's Pro Rata Share of the requested Borrowing available to Agent in immediately available funds, to Agent's Account, no later than 10:00 a.m. on the Business Day that is the first Business Day after the requested Funding Date (in which case, the interest accrued on such Lender's portion of such Borrowing for the Funding Date shall be for Agent's separate account). If any Lender shall not remit the full amount that it is required to make available to Agent in immediately available funds as and when required hereby and if Agent has made available to Borrowers such amount, then that Lender shall be obligated to immediately remit such amount to Agent. A notice submitted by Agent to any Lender with respect to amounts owing under this Section 2.3(c)(ii) shall be conclusive, absent manifest error. If the amount that a Lender is required to remit is made available to Agent, then such payment to Agent shall constitute such Lender's Revolving Loan for all purposes of this Agreement. If such amount is not made available to Agent on the Business Day following the Funding Date, Agent will notify Borrowers of such failure to fund and, upon demand by Agent, Borrowers shall pay such amount to Agent for Agent's account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the interest rate applicable at the time to the applicable Revolving Loans composing such Borrowing.

(d)    Reserved.
(e)    Settlement. It is agreed that each Lender's funded portion of the (i) Revolving Loans is intended by the Lenders to equal, at all times, such Lender's Pro Rata Share of the outstanding Revolving Loans. Such agreement notwithstanding, Agent and the other Lenders agree (which agreement set forth in this clause (e) shall not be for the benefit of Borrowers) that in order to facilitate the administration of this Agreement and the other Loan Documents, settlement among the Lenders as to the Revolving Loans shall take place on a periodic basis in accordance with the following provisions:
(i)    Agent shall request settlement ("Settlement") with the Lenders on a weekly basis, or on a more frequent basis if so determined by Agent in its sole discretion, with respect to Loan Parties, as to each by notifying the applicable Lenders by telecopy, telephone, or other similar form of transmission, of such requested Settlement, no later than 2:00 p.m. on the Business Day immediately prior to the date of such requested Settlement (the date of such requested Settlement being the "Settlement Date").
(f)    Notation. Agent, as a non-fiduciary agent for Borrowers, shall maintain a register showing the principal amount of the Revolving Loans, owing to each Lender, and the interests therein of each Lender, from time to time and such register shall, absent manifest error, conclusively be presumed to be correct and accurate.
(g)    Reserved.
(h)    Independent Obligations. All Revolving Loans shall be made by the Lenders contemporaneously and in accordance with their Pro Rata Shares. It is understood that (i) no Lender shall be responsible for any failure by any other Lender to perform its obligation to make any Revolving Loan (or other extension of credit) hereunder, nor shall any Commitment of any Lender be increased or decreased as a result of any failure by any other Lender to perform its obligations hereunder, and (ii) no failure by any Lender to perform its obligations hereunder shall excuse any other Lender from its obligations hereunder.
2.4.    Payments; Reductions of Commitments; Prepayments.
(a)    Payments by Borrowers.
(i)    Except as otherwise expressly provided herein, all payments by Borrowers shall be made to Agent's Account for the account of the Lender Group and shall be made in immediately available funds, no later than 1:30 p.m. on the date specified herein. Any payment received by Agent later than 1:30 p.m. shall be deemed to have been received (unless Agent, in its sole discretion, elects to credit it on the date received) on the following Business Day and any applicable interest or fee shall continue to accrue until such following Business Day.
(ii)    Unless Agent receives notice from Borrowers prior to the date on which any payment is due to the Lenders that Borrowers will not make such payment in full as and when required, Agent may assume that Borrowers have made (or will make) such payment in full to Agent on such date in immediately available funds and Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent Borrowers do not make such payment in full to Agent on the date when due, each Lender severally shall repay to Agent on demand such amount distributed to such Lender.
(b)    Apportionment and Application.
(i)    Reserved.
(ii)    Except as otherwise set forth in the Financing Order, provided that the Prepetition Obligations and Reinstated Prepetition Obligations will be paid in full (pursuant to Section 1.4 of the Prepetition Credit Agreement) before any payment is applied to the Obligations (unless otherwise elected by "Prepetition Agent" (as defined in the Financing Order):
(A)    All payments in respect of Obligations and all proceeds of Collateral securing the Obligations received by Agent shall be applied as follows:
(1)    first, to pay any Lender Group Expenses (including cost or expense reimbursements) or indemnities then due to Agent under the Loan Documents in respect of the Obligations, until paid in full,
(2)    second, to pay any fees or premiums then due to Agent under the Loan Documents in respect of the Obligations until paid in full,
(3)    third, ratably, to pay any Lender Group Expenses (including cost or expense reimbursements) or indemnities then due to any of the Lenders under the Loan Documents in respect of the Obligations, until paid in full,
(4)    fourth, ratably, to pay any fees or premiums then due to any of the Lenders under the Loan Documents in respect of the Obligations until paid in full,
(5)    fifth, ratably, to pay interest accrued in respect of the Revolving Loans until paid in full,
(6)    sixth, ratably,
i.    to pay the principal of all Revolving Loans until paid in full,
(7)    seventh, ratably, up to the amount of the most recently established Bank Product Reserve to (y) the Bank Product Providers based upon amounts then certified by the applicable Bank Product Providers to Agent (in form and substance satisfactory to Agent) to be due and payable to such Bank Product Providers on account of Bank Product Obligations (other than Former Lender Bank Product Obligations), and (z) with any balance to be paid to Agent, to be held by Agent, for the ratable benefit of the

Bank Product Providers, as cash collateral (which cash collateral may be released by Agent to the applicable Bank Product Provider and applied by such Bank Product Provider to the payment or reimbursement of any amounts due and payable with respect to Bank Product Obligations (other than Former Lender Bank Product Obligations) owed to the applicable Bank Product Provider as and when such amounts first become due and payable and, if and at such time as all such Bank Product Obligations (other than Former Lender Bank Product Obligations) are paid or otherwise satisfied in full, the cash collateral held by Agent in respect of such Bank Product Obligations (other than Former Lender Bank Product Obligations) shall be reapplied pursuant to this Section 2.4(b)(ii), beginning with tier (A)(1) hereof,
(8)    eighth, ratably, up to the amount for of the most recently established Bank Product Reserve to (y) the Bank Product Providers based upon amounts then certified by the applicable Bank Product Providers to Agent (in form and substance satisfactory to Agent) to be due and payable to such Bank Product Providers on account of Former Lender Bank Product Obligations, and (z) with any balance to be paid to Agent, to be held by Agent, for the ratable benefit of the Bank Product Providers, as cash collateral (which cash collateral may be released by Agent to the applicable Bank Product Provider and applied by such Bank Product Provider to the payment or reimbursement of any amounts due and payable with respect to Former Lender Bank Product Obligations owed to the applicable Bank Product Provider as and when such amounts first become due and payable and, if and at such time as all such Former Lender Bank Product Obligations are paid or otherwise satisfied in full, the cash collateral held by Agent in respect of such Former Lender Bank Product Obligations shall be reapplied pursuant to this Section 2.4(b)(ii), beginning with tier (A)(1) hereof, and
(9)    ninth, to Borrowers (to be wired to the Designated Account) or such other Person entitled thereto under applicable law.
(iii)    Reserved.
(iv)    Reserved.
(v)    In the event of a direct conflict between the priority provisions of this Section 2.4 and any other provision contained in this Agreement or any other Loan Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, if the conflict relates to the provisions of this Section 2.4, then the terms and provisions of this Section 2.4 shall control and govern.
(c)    Reduction of Commitments.
(i)    The Commitments shall terminate on the Maturity Date. Borrowers may reduce the Revolver Commitments to an amount (which may be zero) not less than the sum of (A) the Revolver Usage as of such date, plus (B) the Prepetition Obligations and Reinstated Prepetition Obligations then-outstanding, plus (C) the principal amount of any Revolving Loans not yet made as to which a request has been given by Borrowers under Section 2.3(a). Each such reduction shall be in an amount which is not less than $5,000,000 (unless the applicable Commitments are being reduced to zero and the amount of the applicable Commitments in effect immediately prior to such reduction are less than $5,000,000), shall be made by providing not less than 5 Business Days prior written notice to Agent, and shall be, except as provided in Section 3.5, irrevocable. Once reduced, the Commitments may not be increased. Each such reduction of the Commitments shall reduce (x) the Commitments of each Lender proportionately in accordance with its ratable share thereof and (y) the Maximum Revolver Amount.
(d)    Optional Prepayments.
(i)    Subject to the Prepetition Obligations (including any Reinstated Prepetition Obligations) being fully and finally paid, Borrowers may prepay the principal of any Revolving Loan at any time in whole or in part.
(e)    Mandatory Prepayments.
(i)    Maximum Revolver Amount; Borrowing Base. If, at any time, (A) the Revolver Usage on such date plus the Prepetition Obligations and Reinstated Prepetition Obligations then-outstanding, exceeds (B) the Maximum Revolver Amount or (y) the Borrowing Base reflected in the Borrowing Base Certificate most recently delivered by Borrowers to Agent, then within one (1) Business Day thereof, Borrowers must prepay the Obligations in accordance with Section 2.4(f) in an aggregate amount equal to the amount of such excess.
(ii)    Dispositions. Upon receipt by any Loan Party of the Net Cash Proceeds of any voluntary or involuntary sale or disposition by any Loan Party of assets (including casualty losses or condemnations), but excluding sales or dispositions which (x) qualify as Permitted Dispositions under clauses (b), (c), (e), (k), (l) and (m, but only with respect to Permitted Intercompany Advances) of the definition of Permitted Dispositions, Borrowers shall immediately prepay the outstanding principal amount of the Prepetition Obligations and, then, the Obligations in accordance with Section 2.4(f) in an amount equal to 100% of such Net Cash Proceeds (including condemnation awards and payments in lieu thereof) received by such Person in connection with such sales or dispositions. Nothing contained in this Section 2.4(e)(ii) shall permit any Loan Party to sell or otherwise dispose of any assets other than in accordance with Section 6.4.
(iii)    Extraordinary Receipts. Upon receipt by any Loan Party of any Extraordinary Receipts, Borrowers shall immediately prepay the outstanding principal amount of the Prepetition Obligations and, then, Obligations in accordance with Section 2.4(f) in an amount equal to 100% of such Extraordinary Receipts.
(iv)    Indebtedness. Upon incurrence by any Loan Party of any Indebtedness (other than Permitted Indebtedness), Borrowers shall immediately prepay the outstanding principal amount of the Prepetition Obligations and, then, Obligations in accordance with Section 2.4(f) in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection with such incurrence. The provisions of this Section 2.4(e)(iv) shall not be deemed to be implied consent to any such incurrence otherwise prohibited by the terms of this Agreement.

(v)    Equity. Upon issuance by any Loan Party of any Equity Interests, Borrowers shall immediately prepay the outstanding principal amount of the Prepetition Obligations and, then, Obligations in accordance with Section 2.4(f) in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection with such issuance. The provisions of this Section 2.4(e)(v) shall not be deemed to be implied consent to any such issuance otherwise prohibited by the terms of this Agreement.
(f)    Application of Payments. Each prepayment pursuant to Section 2.4(e) shall be applied in the manner set forth in Section 2.4(b).
(g)    Disgorgement. In the event that the Prepetition Lenders are required to repay or disgorge to any Debtor, or any representatives of any Debtor's estate (as agents, with derivative standing or otherwise) all or any portion of the Prepetition Obligations authorized and directed to be repaid pursuant to the Financing Order, or any payment on account of the Prepetition Obligations made to any Prepetition Lender is rescinded for any reason whatsoever, including, but not limited to, as a result of any Avoidance Action, or any other action, suit, proceeding or claim brought under any other provision of any applicable Bankruptcy Code or any applicable state or provincial law, or any other similar provisions under any other state, federal or provincial statutory or common law (all such amounts being hereafter referred to as the "Avoided Payments"), then, in such event, Borrowers shall prepay the outstanding principal amount of the Revolving Loans in an amount equal to 100% of such Avoided Payments immediately upon receipt of the Avoided Payments by Borrowers or any representative of any Borrower's estate, for application in accordance with subclause (b) above.
2.5.    Promise to Pay; Lender Group Expenses. Each Borrower agrees to pay the Lender Group Expenses owing by any Borrower or any other Loan Party within 2 Business Days following the date on which the applicable Lender Group Expenses were invoiced to the Borrower; provided, however, that at any time that an Event of Default shall have occurred and be continuing, such Lender Group Expenses shall be due and payable on demand therefor is made by Agent (it being acknowledged and agreed that any charging of such costs, expenses or Lender Group Expenses to the applicable Loan Account pursuant to the provisions of Section 2.6(d) shall be deemed to constitute a demand for payment thereof for the purposes of this Section 2.5). Borrowers promise to pay all of the Obligations (including principal, interest, premiums, if any, fees, costs, and expenses (including Lender Group Expenses)) owing by Borrowers in full on the Maturity Date or, if earlier, on the date on which such Obligations (other than the Bank Product Obligations) become due and payable pursuant to the terms of this Agreement. Each Borrower agrees that the obligations contained in the first sentence of this Section 2.5 shall survive payment or satisfaction in full of all other Obligations.
2.6.    Interest Rates, Payments, and Calculations.
(a)    Interest Rates. Except as provided in Section 2.6(c),
(i)    all Revolving Loans and all Obligations that have been charged to the Loan Account pursuant to the terms hereof shall bear interest at a per annum rate equal to the Base Rate plus the Base Rate Margin.

(b)    Reserved.
(c)    Default Rate. Upon the occurrence and during the continuation of an Event of Default and at the election of Agent or the Required Lenders, all Obligations that have been charged to the Loan Account pursuant to the terms hereof shall bear interest at a per annum rate equal to 2 percentage points above the per annum rate otherwise applicable thereunder.
(d)    Payment. Except to the extent provided to the contrary in Section 2.10, (i) all interest and all other fees, costs, charges or commissions payable hereunder or under any of the other Loan Documents (other than pursuant to any Bank Product Agreement) shall be due and payable, in arrears, on the first day of each month and (ii) all Lender Group Expenses shall be due and payable hereunder, as applicable, pursuant to Sections 2.5, 2.9, and 17.11. If any Loan Party fails to pay any interest, fees, Lender Group Expenses or other amounts under the Loan Documents (including all other payment obligations payable under any Loan Document or any Bank Product Agreement (including any amounts due and payable to the Bank Product Providers in respect of Bank Products)) when due and payable, Borrowers hereby authorize Agent, from time to time without prior notice to Borrowers, to charge to the Loan Account for such amounts. All amounts charged to the Loan Account shall thereupon constitute Revolving Loans hereunder, shall constitute Obligations hereunder, and shall initially accrue interest at the rate then applicable to Revolving Loans that are Base Rate Loans.
(e)    Computation. All interest and fees chargeable under the Loan Documents shall be computed on the basis of a 360 day year, in each case, for the actual number of days elapsed in the period during which the interest or fees accrue. In the event the Base Rate is changed from time to time hereafter, the rates of interest hereunder based upon the Base Rate automatically and immediately shall be increased or decreased by an amount equal to such change in the Base Rate.
(f)    Intent to Limit Charges to Maximum Lawful Rate. In no event shall the interest rate or rates payable under this Agreement, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable. Loan Parties and the Lender Group, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and manner of payment stated within it; provided, that, anything contained herein to the contrary notwithstanding, if such rate or rates of interest or manner of payment exceeds the maximum allowable under applicable law, then, ipso facto, as of the date of this Agreement, Loan Parties are and shall be liable only for the payment of such maximum amount as is allowed by law, and payment received from Loan Parties in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Obligations to the extent of such excess.
2.7.    Crediting Payments. The receipt of any payment item by Agent shall not be required to be considered a payment on account unless such payment item is a wire transfer of immediately available federal funds made to Agent's Account or unless and until such payment item is honored when presented for payment. Should any payment item not be honored when presented for payment, then Borrowers shall be deemed not to have made such payment and interest shall be calculated accordingly. Anything to the contrary contained herein notwithstanding, any payment item shall be deemed received by Agent only if it is received into Agent's Account on a Business

Day on or before 1:30 p.m. If any payment item is received into Agent's Account on a non-Business Day or after 1:30 p.m. on a Business Day (unless Agent, in its sole discretion, elects to credit it on the date received), it shall be deemed to have been received by Agent as of the opening of business on the immediately following Business Day.
2.8.    Designated Account. Agent is authorized to make the Revolving Loans under this Agreement based upon telephonic or other instructions received from anyone purporting to be an Authorized Person or, without instructions, if pursuant to Section 2.6(d). Each Borrower agrees to establish and maintain the Designated Account with the Designated Account Bank for the purpose of receiving the proceeds of the Revolving Loans requested by any Borrower and made by Agent or the Lenders hereunder. Unless otherwise agreed by Agent and any Borrower, any Revolving Loan requested by such Borrower and made by Agent or the Lenders hereunder shall be made to the Designated Account.
2.9.    Maintenance of Loan Account; Statements of Obligations. Agent shall maintain an account on its books in the name of Borrowers (the "Loan Account") on which any Borrower will be charged with all Revolving Loans made by Agent or the Lenders to any Borrower or for any Borrower's account, and with all other payment Obligations hereunder or under the other Loan Documents, including, accrued interest, fees and expenses, and Lender Group Expenses with respect thereto. In accordance with Section 2.7, the Loan Account will be credited with all payments received by Agent from any Borrower or for any Borrower's account. Agent shall make available to each Borrower monthly statements regarding the Loan Account, including the principal amount of the Revolving Loans, interest accrued hereunder, fees accrued or charged hereunder or under the other Loan Documents, and a summary itemization of all charges and expenses constituting Lender Group Expenses accrued hereunder or under the other Loan Documents, and each such statement, absent manifest error, shall be conclusively presumed to be correct and accurate and constitute an account stated between Borrowers and the Lender Group unless, within 30 days after Agent first makes such a statement available to Borrowers, Borrowers shall deliver to Agent written objection thereto describing the error or errors contained in such statement.

2.10.    Fees.
(a)    Unused Line Fee. Borrowers shall pay to Agent, for the ratable account of the Lenders, on the first day of each month from and after the Closing Date up to the first day of the month prior to the date on which the Obligations, are paid in full and on the date on which the Obligations are paid in full, an unused line fee (the "Unused Line Fee") in an aggregate amount equal to (A)(1) if the average amount of the sum of the Revolver Usage plus the Revolver Usage under the Prepetition Credit Agreement during the immediately preceding month (or portion thereof) is greater than or equal to 50% of the aggregate amount of the Commitments, 0.50% per annum or (2) if the average amount of the sum of the Revolver Usage plus the Revolver Usage under the Prepetition Credit Agreement during the immediately preceding month (or portion thereof) is less than 50% of the aggregate amount of the Commitments, 0.375% per annum times (B) the result of (1) the aggregate amount of the Commitments, less (2) the average amount of the sum of the Revolver Usage plus the Revolver Usage under the Prepetition Credit Agreement during the immediately preceding month (or portion thereof).
(b)    Field Examination and Other Fees. Borrowers shall pay to Agent, field examination fees and charges within 5 Business Days following receipt of an invoice therefor, which fees and charges shall include the following (i) a fee of $1,000 per day, per examiner, plus out-of-pocket expenses (including travel, meals, and lodging) for each field examination of Company or its Subsidiaries performed by personnel employed by Agent, and (ii) the fees or charges paid or incurred by Agent (but, in any event, a charge of $1,000 per day, per Person, plus out-of-pocket expenses (including travel, meals, and lodging)) if it elects to employ the services of one or more third Persons to perform field examinations of Company or its Subsidiaries or to establish electronic collateral reporting systems.
(c)    Closing Fee. Borrowers will pay Agent a fee in an aggregate amount equal to $1,200,000 (the "Closing Fee"), payable ratably for the benefit of the Lenders, with (i) $400,000 payable upon entry of the Interim Order, (ii) $400,000 payable upon entry of the Final Order and (iii) $400,000 payable upon the thirty-fifth (35th) day following the Petition Date, provided that if the Prepetition Obligations and the Obligations are paid in full on or before the entry of the Final Order or 35th day following the Filing Date, the portion(s) of the Closing Fee payable on or after such date will be waived.
2.11.    Reserved.
2.12.    Reserved.
2.13.    Capital Requirements.
(a)    If, after the date hereof, any Lender determines that (i) the adoption of or change in any law, rule, regulation or guideline regarding capital or reserve requirements for banks or bank holding companies, or any change in the interpretation, implementation, or application thereof by any Governmental Authority charged with the administration thereof, or (ii) compliance by such Lender or its parent bank holding company with any guideline, request or directive of any such entity regarding capital adequacy (whether or not having the force of law), has the effect of reducing the return on such Lender's or such holding company's capital as a consequence of such Lender's Commitments hereunder to a level below that which such Lender or such holding company could have achieved but for such adoption, change, or compliance (taking into consideration such Lender's or such holding company's then existing policies with respect to capital adequacy and assuming the full utilization of such entity's capital) by any amount deemed by such Lender to be material, then such Lender may notify Borrowers and Agent thereof. Following receipt of such notice, Borrowers agree to pay such Lender on demand the amount of such reduction of return of capital as and when such reduction is determined, payable within 30 days after presentation by such Lender of a statement in the amount and setting forth in reasonable detail such Lender's calculation thereof and the assumptions upon which such calculation was based (which statement shall be deemed true and correct absent manifest error). In determining such amount, such Lender may use any reasonable averaging and attribution methods. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender's right to demand such compensation; provided that Borrowers shall not be required to compensate a Lender pursuant to this Section for any reductions in return incurred more than 180 days prior to the date that such Lender notifies Borrowers of such law, rule, regulation or guideline giving rise to such reductions and of such Lender's intention to claim compensation therefor; provided, further, that if such claim arises by reason of the adoption of or change in any law, rule, regulation or guideline that is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.
(b)    If any Lender requests additional or increased costs referred to in Section 2.13(a) or requires any Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 16, (any such Lender, an "Affected Lender"), then such Affected Lender shall use reasonable efforts to promptly designate a different one of its lending offices or to assign its rights and obligations hereunder to another of its offices or branches, if (i) in the reasonable judgment of such Affected Lender, such designation or assignment would eliminate or reduce amounts payable pursuant to Section 2.13(a) or Section 16, as applicable, or would eliminate the illegality or impracticality of funding and (ii) in the reasonable judgment of such Affected Lender, such designation or assignment would not subject it to any material unreimbursed cost or expense and would not otherwise be materially disadvantageous to it. Borrowers agree to pay all reasonable out-of-pocket costs and expenses incurred by such Affected Lender in connection with any such designation or assignment. If, after such reasonable efforts, such Affected Lender does not so designate a different one of its lending offices or assign its rights to another of its offices or branches so as to eliminate Borrowers' obligation to pay any future amounts to such Affected Lender pursuant to Section 2.13(a) or Section 16, then Borrowers (without prejudice to any amounts then due to such Affected Lender under Section 2.13(a) or Section 16) may, unless prior to the effective date of any such assignment the Affected Lender withdraws its request for such additional amounts under Section 2.13(a) or Section 16 or indicates that it is no longer unlawful or impractical to fund, may seek a substitute Lender reasonably acceptable to Agent to purchase the Obligations owed to such Affected Lender and such Affected Lender's Commitments hereunder (a "Replacement Lender"), and if such Replacement Lender agrees to such purchase, such Affected Lender shall assign to the Replacement Lender its Obligations and Commitments, pursuant to an Assignment and Acceptance Agreement (“Assignment and Acceptance Agreement”), and upon such purchase by the Replacement Lender, such Replacement

Lender shall be deemed to be a "Lender" for purposes of this Agreement and such Affected Lender shall cease to be a "Lender" for purposes of this Agreement.
(c)    Borrowers shall, upon demand from any member of the Lender Group, pay to such Person, the amount of (i) any loss or cost or increased cost incurred by such Person, or (ii) any reduction in any amount payable to or in the effective return on the capital to such Person, in each case of clauses (i) through (ii), as a result of any payment being made by any Borrower in a currency other than that originally extended to such Borrower. A certificate of Agent setting forth in reasonable detail the basis for determining such additional amount or amounts necessary to compensate such member of the Lender Group or shall be conclusively presumed to be correct save for manifest error.
(d)    Notwithstanding anything herein to the contrary, the (i) issuance of any rules, regulations or directions under the Dodd-Frank Wall Street Reform and Consumer Protection Act and (ii) all rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III and all requests, rules, guidelines or directives thereunder or issued in connection therewith after the date of this Agreement shall be deemed to be a change in law, rule, regulation or guideline for purposes of this Section 2.13 and the protection of this Section 2.13 shall be available to each Lender regardless of any possible contention of the invalidity or inapplicability of the law, rule, regulation, guideline or other change or condition which shall have occurred or been imposed, so long as it shall be customary for lenders or issuing banks affected thereby to comply therewith. Notwithstanding any other provision herein, no Lender shall demand compensation pursuant to this Section 2.13 if it shall not at the time be the general policy or practice of such Lender to demand such compensation in similar circumstances under comparable provisions of other credit agreements, if any.
2.14.    Reserved.
2.15.    Reserved.
2.16.    Joint and Several Liability of Borrowers.
(a)    Each Borrower is accepting joint and several liability for the Obligations hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by the Lender Group under this Agreement, for the mutual benefit, directly and indirectly, of each Borrower and in consideration of the undertakings of the other Borrowers to accept joint and several liability for the Obligations.
(b)    Each Borrower, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers, with respect to the payment and performance of all of the Obligations (including any Obligations arising under this Section 2.16), it being the intention of the parties hereto that all the Obligations shall be the joint and several Obligations of each Borrower without preferences or distinction among them.

(c)    If and to the extent that any Borrower shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event the other Borrowers will make such payment with respect to, or perform, such Obligation until such time as all of the Obligations are paid in full.
(d)    The Obligations of each Borrower under the provisions of this Section 2.16 constitute the absolute and unconditional, full recourse Obligations of each Borrower enforceable against each Borrower to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of the provisions of this Agreement (other than this Section 2.16(d)) or any other circumstances whatsoever.
(e)    Except as otherwise expressly provided in this Agreement, each Borrower hereby waives notice of acceptance of its joint and several liability, notice of any Revolving Loans issued under or pursuant to this Agreement, notice of the occurrence of any Default, Event of Default, or of any demand for any payment under this Agreement, notice of any action at any time taken or omitted by Agent or Lenders under or in respect of any of the Obligations, any requirement of diligence or to mitigate damages and, generally, to the extent permitted by applicable law, all demands, notices and other formalities of every kind in connection with this Agreement (except as otherwise provided in this Agreement). Each Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by Agent or Lenders at any time or times in respect of any default by any Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by Agent or Lenders in respect of any of the Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the Obligations or the addition, substitution or release, in whole or in part, of any Borrower. Without limiting the generality of the foregoing, each Borrower assents to any other action or delay in acting or failure to act on the part of any Agent or Lender with respect to the failure by any Borrower to comply with any of its respective Obligations, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder, which might, but for the provisions of this Section 2.16 afford grounds for terminating, discharging or relieving any Borrower, in whole or in part, from any of its Obligations under this Section 2.16, it being the intention of each Borrower that, so long as any of the Obligations hereunder remain unsatisfied, the Obligations of each Borrower under this Section 2.16 shall not be discharged except by performance and then only to the extent of such performance. The Obligations of each Borrower under this Section 2.16 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any other Borrower or any Agent or Lender.
(f)    Each Borrower represents and warrants to Agent and Lenders that such Borrower is currently informed of the financial condition of Borrowers and of all other circumstances which a diligent inquiry would reveal and which bear upon the risk of nonpayment of the Obligations. Each Borrower further represents and warrants to Agent and Lenders that such Borrower has read and understands the terms and conditions of the Loan Documents. Each Borrower hereby covenants that such Borrower will continue to keep informed of Borrowers' financial condition and of all other circumstances which bear upon the risk of nonpayment or nonperformance of the Obligations.
(g)    The provisions of this Section 2.16 are made for the benefit of Agent, each member of the Lender Group, each Bank Product Provider, and their respective successors and assigns, and may be enforced by it or them from time to time against any or all Borrowers as often as occasion therefor may arise and without requirement on the part of Agent, any member of the Lender Group, any Bank Product Provider, or any of their successors or assigns first to marshal any of its or their claims or to exercise any of its or their rights against any Borrower or to exhaust any remedies available to it or them against any Borrower or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy.
(h)    Each Borrower hereby agrees that it will not enforce any of its rights of contribution or subrogation against any other Borrower with respect to any liability incurred by it hereunder or under any of the other Loan Documents, any payments made by it to Agent or Lenders with respect to any of the Obligations, Prepetition Obligations, or any collateral security therefor until such time as all of the Obligations and Prepetition Obligations have been paid in full in cash. Any claim which any Borrower may have against any other Borrower with respect to any payments to any Agent or any member of the Lender Group hereunder or under any of the Bank Product Agreements are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full in cash of the Obligations and Prepetition Obligations and, in the event of any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding under the laws of any jurisdiction relating to any Borrower, its debts or its assets, whether voluntary or involuntary, all such Obligations and Prepetition Obligations shall be paid in full in cash before any payment or distribution of any character, whether in cash, securities or other property, shall be made to any other Borrower therefor.
2.17.    Cash Management.
(a)    Cash Management Accounts.
(i)    Cash Management Accounts. Borrowers shall (i)  maintain their Deposit Accounts, including the Collection Deposit Account, and take such reasonable steps to ensure that all of their Account Debtors forward payment of the amounts owed by them directly to the Collection Deposit Account pursuant to the terms of the Financing Order, (ii) deposit or cause to be deposited promptly, and in any event no later than the second Business Day after the date of receipt thereof, all of their Collections into the Collection Deposit Account, subject to the terms of the Financing Order (including, as it pertains to Collections, subject to the IBM Financing Agreement), and (iii)  at the request of the Agent, establish and maintain Control Agreements with respect to their Deposit Accounts and Deposit Accounts maintained for payroll and employee benefits.
(b)    Cash Dominion. At all times and pursuant to the terms of the Financing Order, all amounts in the Deposit Accounts of the Borrowers designated as a "Collection Deposit Account" shall be remitted daily to Agent's Account and shall be applied by Agent on a daily basis to the Prepetition Obligations and Revolving Loans outstanding (pursuant to the terms of the Financing Order) and thereafter to Borrowers (to be wired to the Designated Account) or such other Person entitled thereto under applicable law.
(c)    Cash Management at Wells Fargo. Borrowers shall establish and maintain their depository and treasury management relationships with Wells Fargo or its Affiliates. After the Effective Date, the Collection Deposit Account shall be maintained at Wells Fargo.

3.	CONDITIONS; TERM OF AGREEMENT.
3.1.    Conditions Precedent to the Initial Extension of Credit. The obligation of each Lender to make the initial extensions of credit provided for hereunder is subject to the fulfillment, to the satisfaction of Agent and each Lender, of each of the conditions precedent set forth on Schedule 3.1 (the making of such initial extensions of credit by a Lender being conclusively deemed to be its satisfaction or waiver of the conditions precedent ).
3.2.    Conditions Precedent to all Extensions of Credit. The obligation of the Lender Group (or any member thereof) to make any Revolving Loans hereunder at any time shall be subject to the following conditions precedent:
(a)    The representations and warranties of Loan Parties contained in this Agreement or in the other Loan Documents shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date of such extension of credit, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date); and
(b)    No Default or Event of Default shall have occurred and be continuing on the date of such extension of credit, nor shall either result from the making thereof.
3.3.    Maturity. This Agreement shall continue in full force and effect for a term ending on the Maturity Date.
3.4.    Effect of Maturity. On the Maturity Date, all commitments of the Lender Group to provide additional credit hereunder shall automatically be terminated and all of the Obligations immediately shall become due and payable without notice or demand and Borrowers shall be required to repay all of the Obligations in full. No termination of the obligations of the Lender Group (other than payment in full of the Obligations and termination of the Commitments) shall relieve or discharge any Loan Party of its duties, obligations, or covenants hereunder or under any other Loan Document and Agent's Liens in the Collateral shall continue to secure the Obligations and shall remain in effect until all Obligations have been paid in full and the Commitments have been terminated. When all of the Obligations have been paid in full and the Lender Group's obligations to provide additional credit under the Loan Documents have been terminated irrevocably,

Agent will, at Borrowers' sole expense, execute and deliver any termination statements, lien releases, discharges of security interests, and other similar discharge or release documents (and, if applicable, in recordable form) as are reasonably necessary to release, as of record, Agent's Liens and all notices of security interests and liens previously filed by Agent.
3.5.    Early Termination by Borrowers. Borrowers have the option, at any time upon 5 Business Days prior written notice to Agent, to terminate this Agreement and terminate the Commitments hereunder by repaying to Agent all of the Obligations in full, after repaying all of the Prepetition Obligations. The foregoing notwithstanding, (a) Borrowers may rescind termination notices relative to proposed payments in full of the Obligations with the proceeds of third party Indebtedness or other transaction if the closing for such issuance, incurrence or other transaction does not happen on or before the date of the proposed termination (in which case, a new notice shall be required to be sent in connection with any subsequent termination), and (b) Borrowers may extend the date of termination at any time with the consent of Agent (which consent shall not be unreasonably withheld or delayed).

4.	REPRESENTATIONS AND WARRANTIES.
In order to induce the Lender Group to enter into this Agreement, each Borrower makes the following representations and warranties to the Lender Group which shall be true, correct, and complete, in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), as of the Closing Date, and shall be true, correct, and complete, in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), as of the date of the making of each Revolving Loan (or other extension of credit) made thereafter, as though made on and as of the date of such Revolving Loan (or other extension of credit) (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date) and such representations and warranties shall survive the execution and delivery of this Agreement:
4.1.    Due Organization and Qualification; Subsidiaries.
(a)    Each Loan Party (i) is duly organized or incorporated and existing and in good standing (or its equivalent) under the laws of the jurisdiction of its organization or incorporation, (ii) is qualified to do business in any state, province or territory where the failure to be so qualified could reasonably be expected to result in a Material Adverse Effect, and (iii) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Loan Documents to which it is a party and to carry out the transactions contemplated thereby.
(b)    Borrowers are not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its Equity Interests or any security convertible into or exchangeable for any of its Equity Interests other than obligations payable with respect to Qualified Equity Interests.
(c)    Set forth on Schedule 4.1(c) (as such Schedule may be updated from time to time to reflect changes resulting from transactions permitted under this Agreement), is a complete and accurate list of the Company's direct and indirect Subsidiaries as of the Closing Date (including Borrowers), showing a true and correct list of each of all of the authorized, and the issued and outstanding, Equity Interests of each Loan Party and (except for the Company) the record and beneficial owners of such Equity Interests. All of the outstanding Equity Interests of each such Subsidiary has been validly issued and is fully paid and to the extent relating to a corporation organized under the laws of the United States, non-assessable.
(d)    Except as set forth on Schedule 4.1(d) or with respect to any Qualified Equity Interest, there are no subscriptions, options, warrants, or calls relating to any shares of the Company’s or its Subsidiaries' Equity Interests, including any right of conversion or exchange under any outstanding security or other instrument.
4.2.    Due Authorization; No Conflict. Subject to entry by the Bankruptcy Court of the Financing Order, as to each Loan Party, the execution, delivery, and performance by such Loan Party of the Loan Documents to which it is a party have been duly authorized by all necessary action on the part of such Loan Party. Subject to entry by the Bankruptcy Court of the Financing Order, as to each Loan Party, the execution, delivery, and performance by such Loan Party of the Loan Documents to which it is a party do not and will not (i) violate any material provision of federal, state, foreign or local law or regulation applicable to such Loan Party, the Governing Documents of such Loan Party, or any order, judgment, or decree of any court or other Governmental Authority binding on such Loan Party, (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material agreement of such Loan Party where any such conflict, breach or default could individually or in the aggregate reasonably be expected to have a Material Adverse Effect, (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any assets of such Loan Party, other than Permitted Liens, or (iv) require any approval of any holder of Equity Interests of such Loan Party or any approval or consent of any Person under any material agreement of such Loan Party, other than consents or approvals that have been obtained and that are still in force and effect and except, in the case of material agreements, for consents or approvals, the failure to obtain could not individually or in the aggregate reasonably be expected to cause a Material Adverse Effect.
4.3.    Governmental Consents. Subject to entry by the Bankruptcy Court of the Financing Order, the execution, delivery, and performance by each Loan Party of the Loan Documents to which such Loan Party is a party and the consummation of the transactions contemplated by the Loan Documents do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority, other than (i) registrations, consents, approvals, notices, or other actions that have been obtained and that are still in force and effect and (ii) filings and recordings with respect to the Collateral to be made, or otherwise delivered to Agent for filing or recordation, as of the Closing Date (or as otherwise required pursuant to the Loan Documents).

4.4.    Binding Obligations; Perfected Liens.
(a)    Subject to entry by the Bankruptcy Court of the Financing Order, this Agreement has been, and each other Loan Document (when delivered hereunder) will have been duly executed and delivered by each Loan Party that is a party thereto and is the legally valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors' rights generally.
(b)    Subject to entry by the Bankruptcy Court of the Financing Order, Agent's Liens are validly created, perfected, and subject only to the filing of financing statements and the making or procuring of the necessary registrations, filings, endorsements, notarizations, stampings or notifications (except Liens that do not require filings under the Financing Order, and, in each case, any other applicable foreign equivalent of the foregoing, in each case, in the appropriate filing offices), and first priority Liens, subject only to Permitted Priority Liens or the interests of lessors under Capital Leases.
(c)    The entry of the Financing Order is effective to create in favor of Agent, for the benefit of Lenders, as security for the Obligations, (i) a valid first priority (other than with respect to the Permitted Priority Liens and the Carveout) Lien on all of the Collateral pursuant to Sections 364(c)(2), (c)(3) and (d) of the Bankruptcy Code and (ii) an allowed administrative expense in the Cases having priority under Section 364(c)(1) of the Bankruptcy Code over all other administrative expenses (including, without limitation, such expenses specified in Sections 105, 326, 328, 330, 331, 503(b), 506(c), 507(a), 507(b), 546(c), 552(b), 726 and 1114 of the Bankruptcy Code), subject only to the Permitted Priority Liens and the Carveout. Except for the Financing Order, no authorization, approval or other action by, and no notice to or filing with, any Governmental Authority is required for either (x) the pledge or grant by any Loan Party of the Liens purported to be created in favor of Agent pursuant to this Agreement or any of the Loan Documents or (y) the exercise by Agent of any rights or remedies in respect of any Collateral (whether specifically granted or created pursuant to this Agreement, any of the Loan Documents or created or provided for by applicable law), except as may be required in connection with the disposition of any pledged Collateral by laws generally affecting the offering and sale of securities.
4.5.    Title to Assets; No Encumbrances. Each of the Loan Parties has (a) good, sufficient and legal title to (in the case of fee interests in Real Property), (b) valid leasehold interests in (in the case of leasehold interests in real or personal property), and (c) good and marketable title to (in the case of all other personal property), all of their respective assets reflected in their most recent financial statements delivered pursuant to Section 5.1, in each case except for assets disposed of since the date of such financial statements to the extent permitted hereby. All of such assets are free and clear of Liens except for Permitted Liens.

4.6.    Litigation. Except as set forth in Schedule 4.6, other than the Cases, there are no actions, suits, or proceedings pending or, to the knowledge of Borrowers, threatened in writing against a Loan Party that either individually or in the aggregate could reasonably be expected to result in a Material Adverse Effect.
4.7.    Compliance with Laws. No Loan Party (a) is in violation of any applicable laws, rules, regulations, executive orders, or codes (including Environmental Laws) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, or (b) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.
4.8.    No Material Adverse Effect. Except as set forth in Schedule 4.8, all historical financial statements relating to the Loan Parties that have been delivered by Borrowers to Agent have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end audit adjustments) and present fairly in all material respects, the Loan Parties' consolidated financial condition as of the date thereof and results of operations for the period then ended. Except as set forth on Schedule 4.8, since December 31, 2016, no event, circumstance, or change has occurred that has or could reasonably be expected to result in a Material Adverse Effect with respect to the Loan Parties, other than the commencement of the Cases.
4.9.    Reserved.
4.10.    Employee Benefits. Except as a result of the Cases and the effects thereof, no ERISA Event has occurred or is reasonably expected to occur, in either case, as could reasonably be expected to have a Material Adverse Effect. As of the Closing Date, no Loan Party, nor any of their ERISA Affiliates maintains or contributes, or has any liability to contribute to, to any Benefit Plan. Each Loan Party shall notify Agent prior to establishing or being required to contribute to any Benefit Plan. Except as could not reasonably be expected to have a Material Adverse Effect, (i) each Loan Party has complied in with ERISA, the IRC and all applicable laws regarding each Employee Benefit Plan; (ii) each Employee Benefit Plan is, and has been, maintained in material compliance with ERISA, the IRC, all applicable laws and the terms of each such Employee Benefit Plan and (iii) each Employee Benefit Plan that is intended to qualify under Section 401(a) of the IRC has received a favorable determination letter from the Internal Revenue Service or is entitled to rely on an opinion letter provided under a volume submitted program.
4.11.    Environmental Condition.
(a)    To Borrowers' knowledge, no Loan Party's properties or assets has ever been used by a Loan Party or by previous owners or operators in the disposal of, or to produce, store, handle, treat, release, or transport, any Hazardous Materials, where such disposal, production, storage, handling, treatment, release or transport was in violation, in any material respect, of any applicable Environmental Law and could reasonably be expected to result in a claim against any Loan Party in excess of $2,500,000, (b) to Borrowers' knowledge, after due inquiry, no Loan Party's properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a Hazardous Materials disposal site, (c) no Loan Party has received notice that a Lien securing obligations in excess of $2,500,000 arising under any Environmental Law has attached to any revenues or to any Real Property owned or operated by a Loan Party, and (d) no Loan Party nor any of their respective facilities or operations is subject to any outstanding written order, consent decree, or settlement agreement with any Person relating to any Environmental Law or Environmental Liability that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.
4.12.    Complete Disclosure. All factual information taken as a whole (other than forward-looking information and projections and information of a general economic nature and general information about Borrowers' industry) furnished by or on behalf of a Loan Party in writing to Agent or any Lender (including all information contained in the Schedules hereto or in the other Loan Documents) for purposes of or in connection with this Agreement or the other Loan Documents, and all other such factual information taken as a whole (other than forward-looking information and projections and information of a general economic nature and general information about Borrowers' industry) hereafter furnished by or on behalf of a Loan Party in writing to Agent or any Lender will be, true and accurate, in all material respects, on the date as of which such information is dated or certified and not incomplete by omitting to state any material fact necessary to make such information (taken as a whole with all other information furnished) not misleading in any material respect at such time in light of the circumstances under which such information was provided. The proposed Approved Budget represents, and as of the date on which any other Projections are delivered to Agent, such additional Projections represent, Borrowers' good faith estimate, on the date such proposed Approved Budget and Projections are delivered, of the Loan Parties' future performance for the periods covered thereby based upon assumptions believed by Borrowers to be reasonable at the time such Projections were made (it being understood that such Projections are subject to significant uncertainties and contingencies, many of which are beyond the control of the Loan Parties and their Subsidiaries, and no assurances can be given that such Projections will be realized, and although reflecting Borrowers' good faith estimate, projections or forecasts based on methods and assumptions which Borrowers believed to be reasonable at the time such Projections were prepared, are not to be viewed as facts, and that actual results during the period or periods covered by the Projections may differ materially from projected or estimated results).
4.13.    Patriot Act. To the extent applicable, each Loan Party is in compliance, in all material respects, with the (a) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (b) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001) (the "Patriot Act"). No part of the proceeds of the Loans made hereunder will be used by any Loan Party or any of their Affiliates, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

4.14.    Reserved.
4.15.    Payment of Taxes. Except as set forth on Schedule 4.15, or except as permitted pursuant to an order of the Bankruptcy Court or pursuant to the Bankruptcy Code, all federal, national, state and other material tax returns and reports of each Borrowers required to be filed by any of them have been timely filed (taking into account any extensions of time to file), and all such taxes shown on such tax returns to be due and payable and all other material assessments, fees and other governmental charges upon Borrowers and upon their respective assets, income, businesses and franchises that are due and payable have been paid when due and payable except for taxes that are subject of a Permitted Protest. Each Borrower has made adequate provision in accordance with GAAP for all taxes not yet due and payable. No Borrower knows of any proposed tax assessment against a Loan Party that will not be paid when due or that will not be contested by such Loan Party pursuant to a Permitted Protest.
4.16.    Margin Stock. No Loan Party is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the loans made to Borrowers will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock or for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors.
4.17.    Governmental Regulation. No Loan Party is subject to regulation under the Federal Power Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable. No Loan Party is a "registered investment company" or a company "controlled" by a "registered investment company" or a "principal underwriter" of a "registered investment company" as such terms are defined in the Investment Company Act of 1940.
4.18.    OFAC. No Loan Party nor any of its Subsidiaries is in violation of any of the country or list based economic and trade sanctions administered and enforced by OFAC. No Loan Party nor any of its Subsidiaries (a) is a Sanctioned Person or a Sanctioned Entity, (b) has its assets located in Sanctioned Entities, or (c) derives revenues from investments in, or transactions with Sanctioned Persons or Sanctioned Entities. No proceeds of any Loan made hereunder will be used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity.
4.19.    Employee and Labor Matters. Except as set forth on Schedule 4.19, there is (i) no unfair labor practice complaint pending or, to the knowledge of Borrowers, threatened against any Loan Party before any Governmental Authority and no grievance or arbitration proceeding pending or, to the knowledge of the Borrowers, threatened against any Loan Party which arises out of or under any collective bargaining agreement and that could reasonably be expected to result in a Material Adverse Effect, (ii) no strike, labor dispute, slowdown, stoppage or similar action or grievance pending or, to the knowledge of the Borrowers, threatened in writing against any Loan Party that could reasonably be expected to result in a liability, loss or expense in excess of $250,000, or (iii) to the knowledge of Borrowers, no union representation question existing with respect to the employees of any Loan Party and no union organizing activity taking place with respect to any of the employees of any Loan Party. Within the past year, no Loan Party has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act or similar state law, which remains unpaid or unsatisfied beyond the date when such amount is due that is reasonably be expected to result in a Material Adverse Effect, the hours worked and payments made to employees of any Loan Party have not been in violation of the Fair Labor Standards Act or any other applicable legal requirements, except to the extent such violations could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, and all payments due from Borrowers on account of wages and employee health and welfare insurance and national insurance contributions and other benefits have been paid or accrued as a liability on the books of Loan Parties.
4.20.    Reserved.
4.21.    Reserved.
4.22.    Eligible Accounts. As to each Account that is identified by a Borrower as an Eligible Account in the most recently delivered Borrowing Base Certificate submitted to Agent, such Account is (a) a bona fide existing payment obligation of the applicable Account Debtor created by the sale and delivery of Inventory or the rendition of services to such Account Debtor in the ordinary course of the Borrowers' business (except to the extent that the foregoing was true as of the date of the Borrowing Base Certificate most recently delivered to Agent, but ceases to be true after the date of such Borrowing Base Certificate solely as a result of payment owed by the applicable Account Debtor to the Borrowers in respect of such Account after the date of such Borrowing Base Certificate), (b) owed to a Borrower without any known defenses, disputes, offsets, counterclaims, or rights of return or cancellation, and (c) not excluded as ineligible by virtue of one or more of the excluding criteria (other than any Agent-discretionary criteria) set forth in the definition of Eligible Accounts (except to the extent that the foregoing was true after the date of such Borrowing Base Certificate solely as a result of the excluding criteria set forth in clauses (a), (b) and (i) of the definitions of Eligible Accounts and such charge does not cause the occurrence of an Overadvance).
4.23.    Locations of Chief Executive Office. The chief executive office of each Loan Party is identified on Schedule 4.23, and none shall change without the prior written consent of Agent.
4.24.    Financing Order. The Financing Order is in full force and effect and is not subject to a pending appeal, motion for leave to appeal, or other proceeding to set aside such order and has not been reversed, modified, stayed or vacated absent Agent's written consent.

5.	AFFIRMATIVE COVENANTS.
Each Borrower covenants and agrees that, until termination of all of the Commitments and payment in full of the Obligations:
5.1.    Financial Statements, Reports, Certificates. Borrowers (a) will deliver to Agent and if as requested by any Lender with copies to such Lender, each of the financial statements, reports, and other items set forth on Schedule 5.1 no later than the times specified therein, (b) agree that no Subsidiary of a Loan Party will have a fiscal year different from that of Borrowers, (c) agree to maintain a system of accounting that enables Borrowers to produce financial statements in accordance with GAAP, and (d) agree that they will, and will cause each other Loan Party to, (i) keep a reporting system that shows all additions, sales, claims, returns, and allowances with respect to its and its Subsidiaries' sales, (ii) maintain its billing practices substantially as in effect as of the Closing Date (including without limitation with respect to billing milestones of Tier Two Accounts) and shall only make modifications thereto with notice to, and with the consent of, Agent (such consent not to be unreasonably withheld or delayed), and (iii) maintain its billing systems substantially as in effect as of the Closing Date and shall only make material modifications thereto with notice to, and with the consent of, Agent (such consent not to be unreasonably withheld or delayed); provided, that no such consent shall be required for such changes or modifications that do not have the result of changing the underlying information contained in, or frequency and timing of delivery of, any reports required to be delivered under the Loan Documents.
5.2.    Reporting. Borrowers (a) will deliver to Agent (and if so requested by any Lender, with copies for such Lender) each of the reports set forth on Schedule 5.2 at the times specified therein, and (b) agrees to use commercially reasonable efforts in cooperation with Agent to facilitate and implement a system of electronic collateral reporting in order to provide electronic reporting of each of the items set forth on such Schedule.
5.3.    Existence. Except as otherwise permitted under Section 6.3 or Section 6.4, the Loan Parties will at all times preserve and keep in full force and effect such Person's valid existence and, as applicable, good standing in its jurisdiction of organization or incorporation and, except as could not reasonably be expected to result in a Material Adverse Effect, good standing with respect to all other jurisdictions in which it is qualified to do business and any rights, franchises, permits, licenses, accreditations, authorizations, or other approvals required or necessary to their businesses, except as could not reasonably be expected to result in a Material Adverse Effect.
5.4.    Maintenance of Properties. The Loan Parties will maintain and preserve all of its assets that are necessary in the proper conduct of its business in good working order and condition, ordinary wear, tear, casualty, and condemnation and Permitted Dispositions excepted (and except where the failure to so maintain and preserve assets could not reasonably be expected to result in a Material Adverse Effect).
5.5.    Taxes. The Loan Parties will pay in full before delinquency or before the expiration of any extension period all material governmental assessments and federal, national, state or other material taxes imposed, levied, or assessed against it with respect to the period after the Filing Date, or any of its assets or in respect of any of its income, businesses, or franchises, except to the extent that (a) the validity of such governmental assessment or Tax is the subject of a Permitted Protest or (b) such Tax need not be paid pursuant to an order of the Bankruptcy Court or pursuant to the Bankruptcy Code.
5.6.    Insurance. Each Borrower will, at Borrowers' expense, maintain insurance respecting their assets wherever located, covering liabilities, losses or damages as are customarily are insured against by other Persons engaged in same or similar businesses and similarly situated and located. All such policies of insurance shall be with financially sound and reputable insurance companies reasonably acceptable to Agent (it being agreed that, as of the Closing Date, each insurance provider disclosed to the Agent in writing is acceptable to Agent) and in such amounts as are carried generally in accordance with sound business practice by companies in similar businesses similarly situated and located and, in any event, in amount, adequacy, and scope reasonably satisfactory to Agent (it being agreed that the amount, adequacy, and scope of the policies of insurance of Borrowers in effect as of the Closing Date are acceptable to Agent). All property insurance policies covering the Collateral are to be made payable to Agent for the benefit of Agent and the Lenders, as their interests may appear, in case of loss, pursuant to a standard loss payable endorsement with a standard non-contributory "lender" or "secured party" clause and are to contain such other provisions as Agent may reasonably require in each relevant jurisdiction to fully protect the Lenders' interest in the Collateral and to any payments to be made under such policies. All certificates of property and general liability insurance or analogous equivalent in each relevant jurisdiction in respect of insurance of the Loan Parties shall include loss payable (but only in respect of Collateral) and additional insured endorsements in favor of Agent and shall provide for not less than 30 days (10 days in the case of non-payment) prior written notice to Agent of the exercise of any right of cancellation, and Borrowers shall provide evidence of the same on or prior to the Closing Date and from time to time thereafter as Agent may request (it being agreed that, the endorsements delivered to Agent in respect of the insurance policies of the Loan Parties in writing satisfy the endorsement requirements of this Section 5.6 as of the Closing Date). If Borrowers fail to maintain such insurance, Agent may arrange for such insurance, but at Borrowers' expense and without any responsibility on Agent's part for obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims; provided that Borrowers may later cancel any insurance purchased by Agent after providing Agent with evidence reasonably satisfactory to Agent that Borrowers has obtained insurance as required by this Agreement. Borrowers shall give Agent prompt notice of any loss exceeding $1,000,000 covered by Borrowers' casualty or business interruption insurance. Upon the occurrence and during the continuance of an Event of Default, Agent shall have the sole right to file claims under any property and general liability insurance policies in respect of the Collateral, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies; provided, that in the event that an applicable Loan Party may lose a right to file such a claim due to the expiration of a statute of limitations, then no earlier than sixty (60) days prior to such expiration, such Loan Party may provide written notice to Agent of its desire to file such claim, and if Agent fails to file such claim at least ten (10) days prior to such expiration, Loan Party shall have the right to file such claim. Any insurance proceeds paid to the Agent shall, upon the receipt thereof, be applied in accordance with the applicable provisions of Section 2.4(e)(iii).
5.7.    Inspection. Each Borrower will, and will cause each of its Subsidiaries to, permit Agent or any duly authorized representatives or agents of the Agent to visit any of its properties and inspect any of its assets or books and records, to examine and make copies of its books and records, and to discuss its affairs, finances, and accounts with, and to be advised as to the same by, its officers and employees (provided an authorized representative of such Borrower shall be allowed to be present and any Lender may participate in such visit, inspection, examination or discussion at their own cost) at such reasonable times and intervals as Agent or any Lender, as applicable, may designate.
5.8.    Compliance with Laws. Loan Parties will comply with the requirements of all applicable laws, rules, regulations, and orders of any Governmental Authority, other than laws, rules, regulations, and orders the non-compliance with which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
5.9.    Environmental. Loan Parties will,
(a)    Keep any property either owned or operated by the Loan Parties free of any Environmental Liens or post bonds or other financial assurances sufficient to satisfy the obligations or liability evidenced by such Environmental Liens,
(b)    Comply, in all material respects, with Environmental Laws and provide to Agent documentation of such compliance which Agent reasonably requests,
(c)    Promptly notify Agent of any release of which any Loan Party has knowledge of a Hazardous Material in any reportable quantity from or onto property owned or operated by the Loan Parties and take any Remedial Actions required to abate said release or otherwise to come into compliance, in all material respects, with applicable Environmental Law, and
(d)    Promptly, but in any event within 5 Business Days of its receipt thereof, provide Agent with written notice of any of the following: (i) notice that an Environmental Lien has been filed against any of the real or personal property of the Loan Parties, (ii) commencement of any Environmental Action or written notice that an Environmental Action will be filed against the Loan Parties, and (iii) written notice of a violation, citation, or other administrative order from a Governmental Authority relating to any potential environmental liability.
5.10.    Disclosure Updates. Borrowers will, promptly and in no event later than 5 Business Days after obtaining knowledge thereof, notify Agent if any written information, exhibit, or report (other than information of a general economic nature and general information about the Borrowers' industry) furnished to Agent or the Lenders contained, at the time it was furnished, any untrue statement of a material fact or omitted to state any material fact necessary to make the statements contained therein not misleading in any material respect in light of the circumstances in which made. The foregoing to the contrary notwithstanding, any notification pursuant to the foregoing provision will not cure or remedy the effect of the prior untrue statement of a material fact or omission of any material fact nor shall any such notification have the effect of amending or modifying this Agreement or any of the Schedules hereto.
5.11.    Further Assurances. Loan Parties will, at any time upon the reasonable request of Agent, execute or deliver to Agent any and all financing statements, fixture filings, security agreements, pledges, assignments (related to the other Additional Documents), and all other documents (the "Additional Documents") that Agent may reasonably request in form and substance reasonably satisfactory to Agent, to create, perfect, and continue perfected or to better perfect Agent's Liens in all of the assets of the Loan Parties (whether now owned or hereafter arising or acquired, tangible or intangible, real or personal), to create and perfect Liens in favor of Agent in any Real Property owned in fee acquired by any Loan Party, and in order to fully consummate all of the transactions contemplated hereby and under the other Loan Documents, provided that the foregoing shall not apply to provide security from any Subsidiary of the Company that is a CFC or Foreign Holding Company if providing such documents would result in adverse tax consequences to the Loan Parties. To the maximum extent permitted by applicable law, if any Loan Party refuses or fails to execute or deliver any Additional Documents reasonably requested in accordance with the terms hereof within a reasonable period of time following the request to do so, each Loan Party hereby authorizes Agent to execute any such Additional Documents in the applicable Loan Party's name and authorizes Agent to file such executed Additional Documents in any appropriate filing office. In furtherance of, and not in limitation of, the foregoing, each Loan Party shall take such actions as Agent may reasonably request from time to time to ensure that the Obligations are guaranteed by the Loan Parties and are secured by substantially all of the assets of Loan Parties.
5.12.    Formation of Subsidiaries. Each Loan Party will obtain the prior written consent of Agent (which will be provided upon Agent's sole discretion) before acquiring, creating, or allowing to be created or acquired, any direct or indirect Subsidiary.
5.13.    Location of Chief Executive Office. Each Loan Party will keep its chief executive offices only at the locations identified on Schedule 4.23.
5.14.    Reserved.
5.15.    Chief Restructuring Officer. The Company will (a) retain, at all times, a Chief Restructuring Officer satisfactory to Agent, and on terms and conditions satisfactory to Agent and (b) provide reasonable, direct access to such Chief Restructuring Officer for Agent, at Borrowers' expense.
5.16.    Sale Milestones. Borrowers will timely perform and deliver each of the items set forth on Schedule 5.16 attached hereto (each a “Sale Milestone”) on or before the dates specified therein (provided that any milestone deadline occurring on a day that is not a Business Day will automatically be extended to the following Business Day), or by such later date as agreed by the Borrower and Agent.
5.17.    Bankruptcy Matters. Borrowers will: (a) contemporaneously with the filing thereof, deliver to Agent copies of all pleadings, motions, applications, financial information and other papers and documents filed by the Loan Parties in the Cases, which copies of such papers and documents may be provided to or served on Agent's counsel; and contemporaneously with the receipt thereof, deliver to Agent copies of all letters of intent, expressions of interest, offers to purchase or draft purchase agreements (together with subsequent drafts) with respect to any of the Collateral.

6.	NEGATIVE COVENANTS.

Each Borrower covenants and agrees that, until termination of all of the Commitments and payment in full of the Obligations:
6.1.    Indebtedness. Each Loan Party will not create, incur, assume, suffer to exist, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, except for Permitted Indebtedness.
6.2.    Liens. Each Loan Party will not create, incur, assume, or suffer to exist, directly or indirectly, any Lien on or with respect to any of its assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens.
6.3.    Restrictions on Fundamental Changes. Each Loan Party will not
(a)    Reserved.
(b)    Liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution), except for pursuant to a confirmed chapter 11 plan of reorganization or an order approving a sale pursuant to 11 U.S.C. § 363, in each case provided that the terms and conditions thereof are satisfactory to Agent in its Permitted Discretion, or
(c)    Suspend or cease operating a substantial portion of the business of any Loan Party, except as permitted pursuant to clause (b) above or in connection with a transaction permitted under Section 6.4.
6.4.    Disposal of Assets. Other than Permitted Dispositions or transactions permitted by Sections 6.3 or 6.9, each Loan Party will not convey, sell, lease, license, assign, transfer, or otherwise dispose of (or (unless the effectiveness of such agreement is expressly conditioned upon the consent thereto by the Agent or the repayment in full of the Prepetition Obligations and Obligations) enter into an agreement to convey, sell, lease, license, assign, transfer, or otherwise dispose of) any of their assets. In connection with any disposition of Collateral permitted by this Section 6.4, subject to Section 5.11, Agent shall promptly execute and deliver to the relevant Loan Party (at the sole cost and expense of Loan Parties) all releases or other documents (including without limitation Uniform Commercial Code termination statements or amendments) necessary or reasonably requested for the release of the Liens created by the Loan Documents on such Collateral.
6.5.    Nature of Business. Each Loan Party will not engage in any material line of business substantially different from those lines of business conducted by any Borrower and its Subsidiaries that are Loan Parties on the Closing Date; provided, that the foregoing shall not prevent Company and its Subsidiaries from engaging in any business that is reasonably related or ancillary to its or their business.

6.6.    Prepayments and Amendments. Each Loan Party will not, without prior written consent of Agent,
(a)    prepay, redeem, defease, purchase, or otherwise acquire any Indebtedness of any Borrower (other than (i) the Prepetition Obligations, (ii) prepayments of the Obligations in accordance with this Agreement, and (iii) prepayments of Indebtedness of any Borrower or its Subsidiaries under the IBM Financing Agreement so long as, with respect to this clause (iii), no Event of Default has occurred and is continuing and such payments are in accordance with the Financing Order), or make any payment on account of Indebtedness that has been contractually subordinated in right of payment to any of the Obligations if such payment is not permitted at such time under the subordination terms and conditions applicable thereto, or
(b)    Directly or indirectly, amend, modify, or change any of the terms or provisions of
(i)    any agreement, instrument, document, indenture, or other writing evidencing or concerning Permitted Indebtedness other than (A) the Obligations in accordance with this Agreement, (B) Permitted Intercompany Advances, (C) Permitted Indebtedness, and (D) the Prepetition Obligations, or
(ii)    the Governing Documents of any Loan Party if the effect thereof would be materially adverse to the Lender Group.
6.7.    Restricted Payments. Each Loan Party will not make any Restricted Payment, excluding Restricted Payments by a Loan Party to another Loan Party that are expressly set forth in the Budget and permitted by the Financing Order.
6.8.    Accounting Methods. Each Loan Party will not, and will not permit any of its Subsidiaries that are Loan Parties to modify or change its fiscal year or its method of accounting (other than as may be required to conform to GAAP).
6.9.    Investments. Each Loan Party will not directly or indirectly, make or acquire any Investment or otherwise transfer any property to an Affiliate except for Permitted Investments.
6.10.    Transactions with Affiliates. Each Loan Party will not directly or indirectly, enter into or permit to exist any transaction with any Affiliate of Loan Parties except for:
(a)    Transactions between Loan Parties, on the one hand, and any Affiliate of any Loan Party, on the other hand, that are (i) Permitted Investments described in clause (e), (g), (n) or (o) of the definition thereof or (ii) so long as such transactions are no less favorable, taken as a whole, to such Loan Party, as applicable, as would be obtained in an arm's length transaction with a non-Affiliate,
(b)    So long as it has been approved by a Loan Party’s board of directors (or comparable governing body) in accordance with applicable law, any indemnity provided for the benefit of directors (or comparable managers) of such Loan Party,

(c)    So long as it has been approved by such a Loan Party’s board of directors (or comparable governing body) in accordance with applicable law and expressly set forth in the Approved Budget, the payment of reasonable compensation (including retirement bonuses, health, stock option and other benefit plans), severance, or employee benefit arrangements to employees, officers, and directors of such Loan Party in the ordinary course of business and consistent with industry practice, or
(d)    So long as it is expressly contemplated by the Approved Budget, with respect to any other transactions occurring on or after the Closing Date.
6.11.    Use of Proceeds. Borrowers will not use the proceeds of any Loan made hereunder for any purpose other than (a) to pay the fees, costs, and expenses incurred in connection with this Agreement, the other Loan Documents, and the transactions contemplated hereby and thereby, (b) to finance ongoing working capital needs of the Borrowers and their Subsidiaries (including, without limitation, payments with respect to the Carveout) in accordance with the Approved Budget and Financing Order, (c) to provide payments of "adequate protection" (as set forth in Section 361 of the Bankruptcy Code) in favor of the Prepetition Lenders as provided in the Financing Order, and (d) otherwise consistent with the terms and conditions hereof.
6.12.    Limitation on Issuance of Equity Interests. Each Loan Party will not issue or sell or enter into any agreement or arrangement for the issuance or sale of any of its Equity Interests.
6.13.    Change Name. Each Loan Party will not allow such Loan Party's name, organizational identification number, company number, state of organization; jurisdiction of incorporation or form of organizational.
6.14.    Reserved.
6.15.    Financing Order. Loan Parties will not:
(a)    seek, consent to or suffer to exist at any time any modification, stay, vacation or amendment of the Financing Order, except for modifications and amendments joined in or agreed to in writing by Agent;
(b)    seek the use of "Cash Collateral" (as defined in the Financing Order) in a manner inconsistent with the terms of the Financing Order without the prior written consent of Agent;
(c)    suffer to exist at any time a priority for any administrative expense or unsecured claim against any Loan Party (now existing or hereafter arising of any kind or nature whatsoever, including, without limitation, any administrative expenses of the kind specified in Sections 105, 326, 328, 503((b), 506(c), 507(a), 507(b), 546(c), 552(b), 726 and 1114 of the Bankruptcy Code) or any super priority claim which is equal or superior to the priority of the Agent or the Lenders in respect of the Obligations or the Prepetition Agent in respect of the Prepetition Obligations, except for the Carveout;

(d)    directly or indirectly seek, consent to, or allow to exist at any time after the Closing Date any Lien on any properties, assets or rights except for Permitted Liens; or
(e)    prior to the date on which the Prepetition Obligations (and any Reinstated Prepetition Obligations) and Obligations have been paid in full, pay any administrative expenses, except administrative expenses incurred in accordance with the Approved Budget.

7.	FINANCIAL COVENANTS.
Each Borrower covenants and agrees that, until termination of all of the Commitments and payment in full of the Obligations, Borrowers will:
7.1.    Not permit (a) aggregate disbursements, measured on a rolling, two-week basis (first measured following the second full week after the Filing Date), to exceed 105% of the forecasted expenditures set forth in the Approved Budget for each such two-week period; or (b) aggregate receipts, measured on a rolling, two-week basis (first measured following the second full week after the Filing Date) to be less than 90% of the forecasted receipts set forth in the Approved Budget for each such two-week period.

8.	EVENTS OF DEFAULT.
Any one or more of the following events shall constitute an event of default (each, an "Event of Default") under this Agreement:
8.1.    Payments. If a Loan Party fails to pay when due and payable, or when declared due and payable, (a) all or any portion of the Obligations consisting of interest, fees, or charges due the Lender Group, reimbursement of Lender Group Expenses, or other amounts (other than any principal of the Loans) constituting Obligations (including any portion thereof that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), and such failure continues for a period of 2 Business Days or (b) any principal of the Loans;
8.2.    Covenants. If any Loan Party fails to perform or observe any covenant or other agreement contained in this Agreement, any other Loan Document, or the Financing Order, provided that with respect to Sections 5.3, 5.4, 5.5, 5.6, 5.8, 5.9, and 5.10 such failure continues for a period of 15 days after the date on which such failure shall first become known to any Responsible Officer of any Loan Party.
8.3.    Judgments. If, after the Filing Date, one or more judgments, orders, or awards for the payment of money involving an aggregate amount of $500,000, or more (except to the extent fully covered (other than to the extent of customary deductibles) by insurance pursuant to which the insurer has not denied coverage) is entered or filed, other than with respect to unsecured non-priority prepetition claims, against any Loan Party, or with respect to any of their respective assets, and either (a) there is a period of 30 consecutive days at any time after the entry of any such judgment, order, or award during which (1) the same is not discharged, satisfied, vacated, or bonded pending appeal, or (2) a stay of enforcement thereof is not in effect, or (b) enforcement proceedings are commenced upon such judgment, order, or award;
8.4.    Reserved.
8.5.    Reserved.
8.6.    Reserved.
8.7.    Representations, etc. If any warranty, representation, certificate, statement, or Record made herein or in any other Loan Document or delivered in writing to Agent or any Lender in connection with this Agreement or any other Loan Document proves to be untrue in any material respect (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of the date of issuance or making or deemed making thereof;
8.8.    Guaranty. If the obligation of any Guarantor under any guaranty of the Obligations is limited or terminated by operation of law or by such Guarantor (other than in accordance with the terms of the Loan Documents);
8.9.    Security Documents. If the Financing Order or any other Loan Document that purports to create a Lien, shall, for any reason, fail or cease to create a valid and perfected (to the extent required under the applicable Financing Order or other Loan Document) and, except to the extent of Permitted Liens, first priority Lien on the Collateral covered thereby, except (a) as a result of a disposition of the applicable Collateral in a transaction permitted under this Agreement or (b) as the result of an action or failure to act on the part of Agent;
8.10.    Loan Documents. The validity or enforceability of any Loan Document or any Prepetition Loan Document shall at any time for any reason (other than solely as the result of an action or failure to act on the part of Agent) be declared to be null and void, or a proceeding shall be commenced by a Loan Party, or by any Governmental Authority having jurisdiction over a Loan Party, seeking to establish the invalidity or unenforceability thereof, or a Loan Party shall deny that such Loan Party has any liability or obligation purported to be created under any Loan Document;
8.11.    Change of Control. A Change of Control shall occur;
8.12.    Reserved.
8.13.    Reserved.
8.14.    Reserved.
8.15.    Curtailment of Business. If the authority or ability of any Loan Party to conduct its business is wholly or substantially curtailed by any seizure, expropriation, nationalization, intervention, restriction or other action by or on behalf of any Governmental Authority or other person in relation to any Loan Party or any of its assets and such curtailment is reasonably likely to have Material Adverse Effect.

8.16.    Reserved.
8.17.    Reserved.
8.18.    Reserved.
8.19.    Bankruptcy Defaults.
(a)    the Final Order is not entered within twenty one (21) days (or such other period as Agent may agree to in writing) following the Filing Date; or any Financing Order is stayed, revised, revoked, remanded, rescinded, amended, reversed, vacated, or modified in any manner not acceptable to Agent;
(b)    any Loan Party shall file a pleading seeking to modify or otherwise alter the Interim Order or the Final Order without the prior consent of Agent;
(c)    an order with respect to any of the Cases shall be entered by the Bankruptcy Court (A) appointing a trustee under Section 1104 of the Bankruptcy Code, or an examiner with enlarged powers relating to the operation of the business of the Loan Parties under Section 1106(b) of the Bankruptcy Code or (B) terminating any Loan Party's exclusive rights to file and solicit acceptances for its plan;
(d)     (A) any Loan Party shall attempt to invalidate, reduce or otherwise impair the Liens or security interests of Agent, Prepetition Agent, any Lender or any Prepetition Lender, claims or rights against the Loan Parties or any of their Subsidiaries or to subject any Collateral to assessment pursuant to Section 506(c) or 552(b) of the Bankruptcy Code, (B) any Lien, security interest or superpriority claim created by this Agreement, the Prepetition Credit Agreement, the Financing Order shall, for any reason, ceases to be valid or (C) any action is commenced by any Loan Party or any of its Subsidiaries which contests the validity, perfection or enforceability of any of the Liens and security interests of Agent, Prepetition Agent, any Lender or any Prepetition Lender created by this Agreement, the Prepetition Credit Agreement or the Financing Order;
(e)    any filing of a motion by any Loan Party, or any of their respective Affiliates to dismiss the Cases or convert the Bankruptcy Case to a case under chapter 7 of the Bankruptcy Code or an order with respect to the Cases shall be entered by the Bankruptcy Court dismissing the Cases or converting the Cases (or any case comprising part of the Cases) to a case under chapter 7 of the Bankruptcy Code;
(f)    any plan of reorganization is filed that, or an order shall be entered by the Bankruptcy Court confirming a reorganization plan in the Bankruptcy Case which, does not contain a provision for termination of this Agreement and, if in effect at such time, the Prepetition Credit Agreement and the payment in full in cash of the Obligations, and, if any remain, the Prepetition Obligations and any Reinstated Prepetition Obligations on or before the effective date of such plan;

(g)    any sale of, or motion by the Loan Parties to sell, all or substantially all assets pursuant to Section 363 of the Bankruptcy Code on a basis that will not provide sufficient proceeds to cause the payment in full of the Obligations, the Prepetition Obligations and Reinstated Prepetition Obligations;
(h)    an order with respect to the Cases shall be entered without the express prior written consent of Agent, except as contemplated herein, (i) to revoke, vacate, reverse, stay, modify, supplement or amend this Agreement and the transactions contemplated hereby, any Loan Document or the Financing Order, or (ii) to permit any administrative expense or any claim (now existing or hereafter arising, of any kind or nature whatsoever) to have administrative priority as to Borrowers' equal or superior to the priority of the Agent, Prepetition Agent, the Lenders and Prepetition Lender in respect of the Obligations and the Prepetition Obligations, except for the Permitted Priority Liens;
(i)    Granting of relief from the automatic stay in any of the Cases to permit foreclosure or enforcement on assets of any Borrower or any other Loan Party that have a value that exceeds $250,000 in the aggregate;
(j)    a motion shall be filed by the Loan Parties seeking authority, or an order shall be entered in the Cases, that (A) permits any Loan Party or any Subsidiary of any Loan Party to incur Indebtedness secured by any claim under Bankruptcy Code Section 364(c)(1) or by a Lien pari passu with or superior to the Lien granted under the Loan Documents and the Prepetition Loan Documents and Bankruptcy Code Sections 364(c)(2) or (d), unless (1) all of the Obligations, Prepetition Obligations and Reinstated Prepetition Obligations have been paid in full at the time of the entry of any such order, (2) the Obligations, Prepetition Obligations and Reinstated Prepetition Obligations are paid in full with such debt, or (3) such Indebtedness is subject to an intercreditor agreement in form and substance satisfactory to Agent in its sole discretion or (B) permits any Loan Party or any Subsidiary of any Loan Party the right to use Collateral other than in accordance with the terms of the Financing Order, unless all of the Obligations and Prepetition Obligations shall have been paid in full;
(k)    proceeds of any sale of assets of Loan Parties outside the ordinary course of business are not directly remitted to Agent at the closing thereof, and the Obligations and Prepetition Obligations are not paid in accordance with the terms of this Agreement from such proceeds;
(l)    any motions by the Loan Parties to sell Collateral or approve procedures regarding the same, any plan or disclosure statement filed by the Loan Parties or supplements or amendments thereto, or any orders approving or amending any of the foregoing, are not in form and substance acceptable to Agent, or Borrowers modify any procedures approved pursuant to such orders in a manner not acceptable to Agent in its Permitted Discretion;
(m)    Borrowers require that any party interested in bidding upon their assets execute a confidentiality agreement, on or after the Closing Date, that would restrict any such party from entering into any transactions with Agent or Lenders;

(n)    the automatic stay terminates or expires unless all of the Obligations, Prepetition Obligations and Reinstated Prepetition Obligations shall have been paid in full;
(o)    the termination or shortening of the Loan Parties' exclusivity periods under Section 1121 of the Bankruptcy Code;
(p)    any Loan Party, any Subsidiary of any Loan Party, or any of their respective Affiliates challenges the extent, validity or priority of the Obligations or the Prepetition Obligations or the application of any payments or collections received by Agent, Prepetition Agent, Lenders, or Prepetition Lender to the Obligations or Prepetition Obligations as provided for herein or in the Financing Order;
(q)    any Loan Party, any Subsidiary of any Loan Party, or any of their respective Affiliates challenges the validity, extent, perfection or priority of any Liens granted in the Collateral to secure the Obligations or the Prepetition Obligations
(r)    (i) Agent, Prepetition Agent, Lenders, Prepetition Lenders or the Collateral are surcharged, or (ii) a Loan Party seeks to surcharge Agent, Prepetition Agent, Lenders, Prepetition Lenders or the Collateral, pursuant to Sections 105, 506(c), 552 or any other section of the Bankruptcy Code or (iii) the extent of the Liens on Collateral are otherwise limited by any such Section of the Bankruptcy Code in any amount;
(s)    payment of or granting adequate protection with respect to pre-petition debt (other than to the Prepetition Lenders);
(t)    any guarantor or co-obligor of the Prepetition Obligations or the Obligations asserts any right of subrogation or contribution against any Loan Party before the payment in full of the Obligations, Prepetition Obligations and Reinstated Prepetition Obligations;
(u)    any other violation by the Debtors of the terms of the Financing Order; or
(v)    any order is entered by the Bankruptcy Court sustaining any objection or challenge of any kind or nature to the validity, priority, or amount of the liens in favor of or claims held by the Agent or Lenders, or the Prepetition Agent or the Prepetition Lenders, including an action to recharacterize or subordinate the Agent or Lenders, or the Prepetition Agent or Prepetition Lenders.

9.	RIGHTS AND REMEDIES.
9.1.    Rights and Remedies. Notwithstanding Section 362 of the Bankruptcy Code, upon the occurrence and during the continuation of an Event of Default, Agent and, may and, at the instruction of the Required Lenders, shall (in each case under clauses (a) or (b) below by written notice to Borrower ), in addition to any other rights or remedies provided for hereunder or under any other Loan Document or by applicable law, do any one or more of the following:
(a)    declare the principal of, and any and all accrued and unpaid interest and fees in respect of, the Loans and all other Obligations (other than the Bank Product Obligations), whether evidenced by this Agreement or by any of the other Loan Documents to be immediately due and payable, whereupon the same shall become and be immediately due and payable and Borrowers shall be obligated to repay all of such Obligations in full, without presentment, demand, protest, or further notice or other requirements of any kind, all of which are hereby expressly waived by Borrowers;
(b)    declare the Commitments terminated, whereupon the Commitments shall immediately be terminated together with any obligation of any Revolving Lender to make Revolving Loans; and
(c)    subject to the applicable terms of the Financing Order, if any, exercise all other rights and remedies available to Agent or the Lenders under the Loan Documents, under applicable law, or in equity.
9.2.    Remedies Cumulative. The rights and remedies of the Lender Group under this Agreement, the other Loan Documents, and all other agreements shall be cumulative. The Lender Group shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by the Lender Group of one right or remedy shall be deemed an election. An Event of Default is continuing if it has not been waived, and no waiver by the Lender Group of any Event of Default shall be deemed a continuing waiver. No delay by the Lender Group shall constitute a waiver, election, or acquiescence by it. No failure to exercise, nor any delay in exercising, on the part of Agent or any member of the Lender Group, any right or remedy under the Loan Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy.

10.	WAIVERS; INDEMNIFICATION.
10.1.    Demand; Protest; etc. Each Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, nonpayment at maturity, release, compromise, settlement, extension, or renewal of documents, instruments, chattel paper, and guarantees at any time held by the Lender Group on which it may in any way be liable.
10.2.    Lender Group's Liability for Collateral. Each Borrower hereby agrees that: (a) so long as Agent complies with its obligations, if any, under the Code, the Lender Group shall not in any way or manner be liable or responsible for: (i) the safekeeping of the Collateral, (ii) any loss or damage thereto occurring or arising in any manner or fashion from any cause, (iii) any diminution in the value thereof, or (iv) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person, and (b) all risk of loss, damage, or destruction of the Collateral shall be borne by Borrowers.
10.3.    Indemnification. Borrowers shall pay, indemnify, defend, and hold the Agent-Related Persons, the Lender-Related Persons, and each Participant (each, an "Indemnified Person") harmless (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, liabilities, fines, costs, penalties, and damages, and all reasonable fees and disbursements of attorneys', experts, or consultants and all other costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification (as and when they are incurred and irrespective of whether suit is brought), at any time asserted against, imposed upon, or incurred by any of them (a) in connection with or as a result of or related to the execution and delivery (provided that Borrowers shall not be liable for costs and expenses (including attorneys' fees) of any Lender incurred in advising, structuring, drafting, reviewing, administering or syndicating the Loan Documents), enforcement, performance, or administration (including any restructuring or workout with respect hereto) of this Agreement, any of the other Loan Documents, or the transactions contemplated hereby or thereby or the monitoring of Loan Parties’ compliance with the terms of the Loan Documents (provided, that the indemnification in this clause (a) shall not extend to (i) disputes solely between or among the Lenders, (ii) disputes solely between or among the Lenders and their respective Affiliates; it being understood and agreed that the indemnification in this clause (a) shall extend to Agent (but not the Lenders) relative to disputes between or among Agent on the one hand, and one or more Lenders, or one or more of their Affiliates, on the other hand, or (iii) any claims primarily related to Taxes, which shall be governed by Section 16), (b) with respect to any investigation, litigation, or proceeding related to this Agreement, any other Loan Document, or the use of the proceeds of the credit provided hereunder (irrespective of whether any Indemnified Person is a party thereto), or any act, omission, event, or circumstance in any manner related thereto, and (c) in connection with or arising out of any presence or release of Hazardous Materials at, on, under, to or from any assets or properties owned, leased or operated by any Loan Party or any Environmental Actions, Environmental Liabilities or Remedial Actions related in any way to any such assets or properties of any Loan Party (each and all of the foregoing, the "Indemnified Liabilities"). The foregoing to the contrary notwithstanding, no Borrower shall have any obligation to any Indemnified Person under this Section 10.3 with respect to any Indemnified Liability that (a) a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of such Indemnified Person or its officers, directors, employees, attorneys', or agents or (b) result from a claim bought by any Borrower or any other Loan Party against an Indemnified Person for breach in bad faith of such Indemnified Person's obligations hereunder or under any other Loan Document, if such Borrower or such other Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. This provision shall survive the termination of this Agreement and the repayment in full of the Obligations. If any Indemnified Person makes any payment to any other Indemnified Person with respect to an Indemnified Liability as to which Borrowers were required to indemnify the Indemnified Person receiving such payment, the Indemnified Person making such payment is entitled to be indemnified and reimbursed by Borrowers with respect thereto. WITHOUT LIMITATION, THE FOREGOING INDEMNITY SHALL APPLY TO EACH INDEMNIFIED PERSON WITH RESPECT TO INDEMNIFIED LIABILITIES WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF ANY NEGLIGENT ACT OR OMISSION OF SUCH INDEMNIFIED PERSON OR OF ANY OTHER PERSON.

11.	NOTICES.
Unless otherwise provided in this Agreement, all notices or demands relating to this Agreement or any other Loan Document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, electronic mail (at such email addresses as a party may designate in accordance herewith), or telefacsimile. In the case of notices or demands to any Borrower or Agent, as the case may be, they shall be sent to the respective address set forth below:

If to any Borrower:	CIBER, INC. 6312 S. Fiddlers Green Circle Suite 600E Greenwood Village, CO 80111 Attn: Chief Financial Officer and General Counsel Fax No. 303-224-4125

with copies to:	MORRISON & FOERSTER LLP 250 West 55th Street New York, NY 10019-9601 Attn: Brett Miller Fax No. Email: brettmiller@mofo.com

If to Agent:	WELLS FARGO BANK, N.A. 100 W. Washington St., Floor 15 Phoenix, AZ 85003 Attn: Clifton Moschnik Fax No. 602-378-6215

with copies to:	GOLDBERG KOHN LTD. 55 East Monroe Street, Suite 3300 Chicago, Illinois 60603 Attn: Jeremy M. Downs Fax No. (312) 863-7893 Email: Jeremy.Downs@goldbergkohn.com

Any party hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other party. All notices or demands sent in accordance with this Section 11, shall be deemed received on the earlier of the date of actual receipt or 3 Business Days after the deposit thereof in the mail; provided, that (a) notices sent by overnight courier service shall be deemed to have been given when received, (b) notices by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient) and (c) notices by electronic mail shall be deemed received upon the sender's receipt of an acknowledgment from the intended recipient (such as by the "return receipt requested" function, as available, return email or other written acknowledgment).

12.	CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER; JUDICIAL REFERENCE PROVISION.

(a)    THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO, AND ANY CLAIMS, CONTROVERSIES OR DISPUTES ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.
(b)    IF THE BANKRUPTCY COURT ABSTAINS FROM HEARING OR REFUSES TO EXERCISE JURISDICTION OVER ANY ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, FEDERAL COURTS LOCATED IN THE CITY OF NEW YORK, STATE OF NEW YORK; EACH BORROWER AND EACH MEMBER OF THE LENDER GROUP WAIVES, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 12(b).
(c)    TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH BORROWER AND EACH MEMBER OF THE LENDER GROUP HEREBY WAIVES ITS RESPECTIVE RIGHTS, IF ANY, TO A JURY TRIAL OF ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION DIRECTLY OR INDIRECTLY BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS (EACH A "CLAIM"). EACH BORROWER AND EACH MEMBER OF THE LENDER GROUP REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.
(d)    EACH BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN THE CITY OF NEW YORK AND THE STATE OF NEW YORK AND THE BANKRUPTCY COURT, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND HEREBY AGREES TO WAIVE ANY RIGHTS IT MAY HAVE TO OBJECT TO ADJUDICATION BY A JUDGE

OF THE BANKRUPTCY COURT ON THE BASIS OF A RIGHT TO HAVE MATTERS ADJUDICATED IN FRONT OF AN ARTICLE III JUDGE. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT AGENT MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
(e)    NO CLAIM MAY BE MADE BY ANY LOAN PARTY AGAINST THE AGENT, ANY LENDER, OR ANY AFFILIATE, DIRECTOR, OFFICER, EMPLOYEE, COUNSEL, REPRESENTATIVE, AGENT, OR ATTORNEY-IN-FACT OF ANY OF THEM FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL, OR PUNITIVE DAMAGES IN RESPECT OF ANY CLAIM FOR BREACH OF CONTRACT OR ANY OTHER THEORY OF LIABILITY ARISING OUT OF OR RELATED TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY ACT, OMISSION, OR EVENT OCCURRING IN CONNECTION THEREWITH, AND EACH LOAN PARTY HEREBY WAIVES, RELEASES, AND AGREES NOT TO SUE UPON ANY CLAIM FOR SUCH DAMAGES, WHETHER OR NOT ACCRUED AND WHETHER OR NOT KNOWN OR SUSPECTED TO EXIST IN ITS FAVOR.

13.	ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS.
13.1.    Assignments and Participations.
(a)    Any Lender may assign and delegate all or any portion of its rights and duties under the Loan Documents (including the Obligations owed to it and its Commitments) to one or more assignees (each, an "Assignee"), with the prior written consent of the Agent.
(b)    From and after the date that Agent receives the executed Assignment and Acceptance Agreement and, if applicable, payment of the required processing fee and such assignment has been entered into the Register in accordance with Section 13.1(g), (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance Agreement, shall be a "Lender" and shall have the rights and obligations of a Lender under the Loan Documents, and (ii) the assigning Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance Agreement, relinquish its rights (except with respect to Section 10.3) with respect to the assigned portions of the Commitments and be released from any future obligations under this Agreement with respect to the assigned portions of the Commitments (and in the case of an Assignment and Acceptance Agreement covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement and the other Loan Documents, such Lender shall cease to be a party hereto and thereto); provided, that nothing contained herein shall release any assigning Lender from obligations that survive the termination of this Agreement, including such assigning Lender's obligations under Section 15 and Section 17.9(a).
(c)    Immediately upon Agent's delivery of notice to the assigning Lender pursuant to Section 13.1(b), this Agreement shall automatically be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Commitments arising therefrom. The Commitment allocated to each Assignee shall reduce such Commitments of the assigning Lender pro tanto.
(d)    Any Lender may at any time sell to one or more commercial banks, financial institutions, or other Persons (a "Participant") participating interests in all or any portion of its Obligations, its Commitment, and the other rights and interests of that Lender (the "Originating Lender") hereunder and under the other Loan Documents; provided, that (i) the Originating Lender shall remain a "Lender" for all purposes of this Agreement and the other Loan Documents and the Participant receiving the participating interest in the Obligations, the Commitments, and the other rights and interests of the Originating Lender hereunder shall not constitute a "Lender" hereunder or under the other Loan Documents and the Originating Lender's obligations under this Agreement shall remain unchanged, (ii) the Originating Lender shall remain solely responsible for the performance of such obligations, (iii) Borrowers, Agent, and the Lenders shall continue to deal solely and directly with the Originating Lender in connection with the Originating Lender's rights and obligations under this Agreement and the other Loan Documents, (iv) no Lender shall transfer or grant any participating interest under which the Participant has the right to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment to, or consent or waiver with respect to this Agreement or of any other Loan Document would (A) extend the final maturity date of the Obligations hereunder in which such Participant is participating, (B) reduce the interest rate applicable to the Obligations hereunder in which such Participant is participating, (C) release all or substantially all of the Collateral or guaranties (except to the extent expressly provided herein or in any of the Loan Documents) supporting the Obligations hereunder in which such Participant is participating, (D) postpone the payment of, or reduce the amount of, the interest or fees payable to such Participant through such Lender (other than a waiver of default interest), or (E) decreases the amount or postpones the due dates of scheduled principal repayments or prepayments or premiums payable to such Participant through such Lender, (v) no participation shall be sold to a natural person, (vi) no participation shall be sold to a Loan Party, an Affiliate of a Loan Party without Agent's consent, and (vii) all amounts payable by Borrowers hereunder shall be determined as if such Lender had not sold such participation, except that, if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement. The rights of any Participant only shall be derivative through the Originating Lender with whom such Participant participates and no Participant shall have any rights under this Agreement or the other Loan Documents or any direct rights as to the other Lenders, Agent, Borrowers, the Collateral, or otherwise in respect of the Obligations. No Participant shall have the right to participate directly in the making of decisions by the Lenders among themselves.

(e)    In connection with any such assignment or participation or proposed assignment or participation or any grant of a security interest in, or pledge of, its rights under and interest in this Agreement, a Lender may, subject to the provisions of Section 17.9, disclose all documents and information which it now or hereafter may have relating to Company and its Subsidiaries and their respective businesses.
(f)    Any other provision in this Agreement notwithstanding, any Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement in favor of any Federal Reserve Bank in accordance with Regulation A of the Federal Reserve Bank or U.S. Treasury Regulation 31 CFR §203.24, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law.
(g)    Agent (as a non-fiduciary agent on behalf of Borrowers) shall maintain, or cause to be maintained, a register (the "Register") on which it enters the name and address of each Lender as the registered owner of the Commitments (and the principal amount thereof and stated interest thereon and the portion of principal amount and interest of the Obligations assigned or transferred) held by such Lender (each, a "Registered Loan"). Other than in connection with an assignment by a Lender of all or any portion of its portion of the Commitments to an Affiliate of such Lender or a Related Fund of such Lender (i) a Registered Loan (and the registered note, if any, evidencing the same) may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register (and each registered note shall expressly so provide) and (ii) any assignment or sale of all or part of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by registration of such assignment or sale on the Register, together with the surrender of the registered note, if any, evidencing the same duly endorsed by (or accompanied by a written instrument of assignment or sale duly executed by) the holder of such registered note, whereupon, at the request of the designated assignee(s) or transferee(s), one or more new registered notes in the same aggregate principal amount shall be issued to the designated assignee(s) or transferee(s). Prior to the registration of assignment or sale of any Registered Loan (and the registered note, if any evidencing the same), Borrowers shall treat the Person in whose name such Registered Loan (and the registered note, if any, evidencing the same) is registered as the owner thereof for the purpose of receiving all payments thereon and for all other purposes, notwithstanding notice to the contrary. In the case of any assignment by a Lender of all or any portion of its Commitments to an Affiliate of such Lender or a Related Fund of such Lender, and which assignment is not recorded in the Register, the assigning Lender, on behalf of Borrowers, shall maintain a register comparable to the Register. In the absence of manifest error, the entries in the Register shall be conclusive and the Borrowers, Agent and the Lenders shall treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. Notwithstanding anything to the contrary, any assignment of any Obligation shall be effective only upon appropriate entries with respect thereto being made in the Register. The Register shall be available for inspection by the Borrowers, Agent and any Lender (solely with respect to its Obligations and/or Commitment), at any reasonable time and from time to time upon reasonable prior notice. This Section shall be construed so that the Obligations are at all times maintained in "registered form" within the meaning of Sections 163(f), 165(j), 871(h)(2), 881(c)(2) and 4701 of the IRC and any related regulations (and any successor provisions).

(h)    In the event that a Lender sells participations in the Registered Loan, such Lender, as a non-fiduciary agent on behalf of Borrowers, shall maintain (or cause to be maintained) a register on which it enters the name of all participants in the Registered Loans held by it (and the principal amount (and stated interest thereon) of the portion of such Registered Loans that is subject to such participations) (the "Participant Register"). A Registered Loan (and the registered note, if any, evidencing the same) may be participated in whole or in part only by registration of such participation on the Participant Register (and each registered note shall expressly so provide). Any participation of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by the registration of such participation on the Participant Register. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. No Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under the IRC and Section 5f.103-1(c) of the United States Treasury Regulations. For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.
(i)    Agent shall make a copy of the Register (and each Lender shall make a copy of its Participant Register in the extent it has one) available for review by Borrowers from time to time as Borrowers may reasonably request.
13.2.    Successors. This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, that no Borrower may assign this Agreement or any rights or duties hereunder without the Lenders' prior written consent and any prohibited assignment shall be absolutely void ab initio. No consent to assignment by the Lenders shall release Borrowers from their Obligations. A Lender may assign this Agreement and the other Loan Documents and its rights and duties hereunder and thereunder pursuant to Section 13.1 and, except as required pursuant to Section 13.1, no consent or approval by Borrowers is required in connection with any such assignment.

14.	AMENDMENTS; WAIVERS.
14.1.    Amendments and Waivers.
(a)    No amendment, waiver or other modification of any provision of this Agreement or any other Loan Document (other than Bank Product Agreements) and no consent with respect to any departure by Loan Parties therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders (or by Agent at the written request of the Required Lenders), Company (on behalf of each applicable Loan Party thereto) and then any such waiver or consent shall be effective, but only in the specific instance and for the specific purpose for which given.
(b)    Reserved.
(c)    Anything in this Section 14.1 to the contrary notwithstanding any amendment, modification, elimination, waiver, consent, termination, or release of, or with respect to, any provision of this Agreement or any other Loan Document that relates only to the relationship of the Lender Group among themselves, and that does not directly or indirectly affect the rights or obligations of any Loan Party (it being understood, however, that any amendment to the voting provisions described in this Section 14.1, the lender assignment and participation provisions and the collateral release provisions shall in any event be deemed to affect the rights of the Loan Parties), shall not require consent by or the agreement of any Loan Party.
14.2.    Reserved.
14.3.    No Waivers; Cumulative Remedies. No failure by Agent or any Lender to exercise any right, remedy, or option under this Agreement or any other Loan Document, or delay by Agent or any Lender in exercising the same, will operate as a waiver thereof. No waiver by Agent or any Lender will be effective unless it is in writing, and then only to the extent specifically stated. No waiver by Agent or any Lender on any occasion shall affect or diminish Agent's and each Lender's rights thereafter to require strict performance by each Borrower of any provision of this Agreement. Agent's and each Lender's rights under this Agreement and the other Loan Documents will be cumulative and not exclusive of any other right or remedy that Agent or any Lender may have.

15.	AGENT; THE LENDER GROUP.
15.1.    Appointment and Authorization of Agent. Each Lender hereby designates and appoints Wells Fargo as its agent under this Agreement and the other Loan Documents and each Lender hereby irrevocably authorizes (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to designate, appoint, and authorize) Agent to execute and deliver each of the other Loan Documents on its behalf and to take such other action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to Agent by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Agent agrees to act as agent for and on behalf of the Lenders (and the Bank Product Providers) on the conditions contained in this Section 15. Any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document notwithstanding, Agent shall not have any duties or responsibilities, except those expressly set forth herein or in the other Loan Documents, nor shall Agent have or be deemed to have any fiduciary relationship with any Lender (or Bank Product Provider), and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Agent. Without limiting the generality of the foregoing, the use of the term "agent" in this Agreement or the other Loan Documents with reference to Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only a representative relationship between independent contracting parties. Each Lender hereby further authorizes (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Agent to act as the secured party under each of the Loan Documents that create a Lien on any item of Collateral. Except as expressly otherwise provided in this Agreement, Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions that Agent expressly is entitled to take or assert under or pursuant to this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, or of any other provision of the Loan Documents that provides rights or powers to Agent, Lenders agree that Agent shall have the right to exercise the following powers as long as this Agreement remains in effect: (a) maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Obligations, the Collateral, payments and proceeds of Collateral, and related matters, (b) execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to the Loan Documents, (c) make Revolving Loans, for itself or on behalf of Lenders, as provided in the Loan Documents, (d) exclusively receive, apply, and distribute payments and proceeds of the Collateral as provided in the Loan Documents, (e) open and maintain such bank accounts and cash management arrangements as Agent deems necessary and appropriate in accordance with the Loan Documents for the foregoing purposes, (f) perform, exercise, and enforce any and all other rights and remedies of the Lender Group with respect to Company or its Subsidiaries, the Obligations, the Collateral, or otherwise related to any of same as provided in the Loan Documents, and (g) incur and pay such Lender Group Expenses as Agent may deem necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to the Loan Documents.
15.2.    Delegation of Duties. Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys' in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Agent shall not be responsible for the negligence or misconduct of any agent or attorney in fact that it selects as long as such selection was made without gross negligence or willful misconduct.
15.3.    Reserved.
15.4.    Reserved.
15.5.    Reserved.
15.6.    Reserved.
15.7.    Reserved.
15.8.    Reserved.
15.9.    Successor Agent. Agent may resign as Agent upon 10 days prior written notice to the Lenders (unless such notice is waived by the Required Lenders), and without any notice to the Bank Product Providers. If Agent resigns under this Agreement, the Required Lenders shall be entitled, to appoint a successor Agent for the Lenders (and the Bank Product Providers). If no successor Agent is appointed prior to the effective date of the resignation of Agent, Agent may appoint, after consulting with the Lenders, a successor Agent. If Agent has materially breached or failed to perform any material provision of this Agreement or of applicable law, the Required Lenders may agree in writing to remove and replace Agent with a successor Agent from among the Lenders. In any such event, upon the acceptance of its appointment as successor Agent hereunder, such successor Agent shall succeed to all the rights, powers, and duties of the retiring Agent and the term "Agent" shall mean such successor Agent and the retiring Agent's appointment, powers, and duties as Agent shall be terminated. After any retiring Agent's resignation hereunder as Agent, the provisions of this Section 15 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor Agent has accepted appointment as Agent by the date which is 10 days following a retiring Agent's notice of resignation, the retiring Agent's resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of Agent hereunder until such time, if any, as the Lenders appoint a successor Agent as provided for above.
15.10.    Reserved.
15.11.    Collateral Matters.
(a)    The Lenders hereby irrevocably authorize (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Agent to release any Lien on any Collateral (i) upon the termination of the Commitments and payment and satisfaction in full by Borrowers of all of the Obligations, (ii) constituting property being sold or disposed of if a release is required or desirable in connection therewith and if Borrowers certify to Agent that the sale or disposition is permitted under Section 6.4 (and Agent may rely conclusively on any such certificate, without further inquiry), (iii) constituting property in which the Borrowers and their Subsidiaries owned no interest at the time Agent's Lien was granted nor at any time thereafter, or (iv) as approved pursuant to Section 14.1, (v) constituting property leased to Borrowers or their Subsidiaries under a lease that has expired or is terminated in a transaction permitted under this Agreement or (vi) constituting assets that are excluded Collateral pursuant to the Financing Order or other Loan Document. The Loan Parties and the Lenders hereby irrevocably authorize (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Agent, based upon the instruction of the Required Lenders, to (a) consent to, credit bid or purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Section 363 of the Bankruptcy Code, (b) credit bid or purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral at any sale or other disposition thereof conducted under the provisions of the Code, including pursuant to Sections 9-610 or 9-620 of the Code, or (c) credit bid or purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral at any other sale or foreclosure conducted by Agent (whether by judicial action or otherwise) in accordance with applicable law. In connection with any such credit bid or purchase, (i) the Obligations owed to the Lenders and the Bank Product Providers shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims being estimated for such purpose if the fixing or liquidation thereof would not unduly delay the ability of Agent to credit bid or purchase at such sale or other disposition of the Collateral and, if such claims cannot be estimated without unduly delaying the ability of Agent to credit bid, then such claims shall be disregarded, not credit bid, and not entitled to any interest in the asset or assets purchased by means of such credit bid) and the Lenders and the Bank Product Providers whose Obligations are credit bid shall be entitled to receive interests (ratably based upon the proportion of their Obligations credit bid in relation to the aggregate amount of Obligations so credit bid) in the asset or assets so purchased (or in the Equity Interests of the acquisition vehicle or vehicles that are used to consummate such purchase), and (ii) Agent, based upon the instruction of the Required Lenders, may accept non-cash consideration, including debt and equity securities issued by such acquisition vehicle or vehicles and in connection therewith Agent may reduce the Obligations owed to the Lenders and the Bank Product Providers (ratably based upon the proportion of their Obligations credit bid in relation to the aggregate amount of Obligations so credit bid) based upon the value of such non-cash consideration. Except as provided above, Agent will not execute and deliver a release of any Lien on any Collateral without the prior written authorization of (y) if the release is of all or substantially all of the Collateral, all of the Lenders (without requiring the authorization of the Bank Product Providers), or (z) otherwise, the Required Lenders (without requiring the authorization of the Bank Product Providers). Upon request by Agent or Borrowers at any time, the Lenders will (and if so requested, the Bank Product Providers will) confirm in writing Agent's authority to release any such Liens on particular types or items of Collateral pursuant to this Section 15.11, and if received, Agent will promptly execute and deliver such documentation as Borrowers may reasonably request to evidence such release; provided, that (1) Agent shall not be required to execute any document necessary to evidence such release on terms that, in Agent's opinion, would expose Agent to liability or create any obligation or entail any consequence other than the release of such Lien without recourse, representation, or warranty, and (2) such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of any Loan Party in respect of) all interests retained by any Loan Party, including, the proceeds of any sale, all of which shall continue to constitute part of the Collateral. The Lenders further hereby irrevocably authorize (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Agent, at its option and in its sole discretion, to subordinate any Lien granted to or held by Agent under any Loan Document to the holder of any Permitted Lien on such property if such Permitted Lien secures Permitted Purchase Money Indebtedness.
(b)    The Lenders hereby irrevocably authorize (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Agent to release any Guarantor from its obligations under the applicable guaranty agreement if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder or such release is otherwise approved in accordance with the requirements of Section 14.1, and at the request of Borrowers, subject to Section 5.11, Agent will promptly execute and deliver such documentation as Borrowers may reasonably request to evidence such release.
15.12.    Reserved.
15.13.    Agency for Perfection. Agent hereby appoints each other Lender (and each Bank Product Provider) as its agent (and each Lender hereby accepts (and by entering into a Bank

Product Agreement, each Bank Product Provider shall be deemed to accept) such appointment) for the purpose of perfecting Agent's Liens in assets which, in accordance with Article 8 or Article 9, as applicable, of the Code, or other applicable law, can be perfected by possession or control. Should any Lender obtain possession or control of any such Collateral, such Lender shall notify Agent thereof, and, promptly upon Agent's request therefor shall deliver possession or control of such Collateral to Agent or in accordance with Agent's instructions.
15.14.    Payments by Agent to the Lenders. All payments to be made by Agent to the Lenders (or Bank Product Providers) shall be made by bank wire transfer of immediately available funds pursuant to such wire transfer instructions as each party may designate for itself by written notice to Agent. Concurrently with each such payment, Agent shall identify whether such payment (or any portion thereof) represents principal, premium, fees, or interest of the Obligations.
15.15.    Concerning the Collateral and Related Loan Documents. Each member of the Lender Group authorizes and directs Agent to enter into this Agreement and the other Loan Documents. Each member of the Lender Group agrees (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to agree) that any action taken by Agent in accordance with the terms of this Agreement or the other Loan Documents relating to the Collateral and the exercise by Agent of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders (and such Bank Product Provider).
15.16.    Reserved.
15.17.    Several Obligations; No Liability. Notwithstanding that certain of the Loan Documents now or hereafter may have been or will be executed only by or in favor of Agent in its capacity as such, and not by or in favor of the Lenders, any and all obligations on the part of Agent (if any) to make any credit available hereunder shall constitute the several (and not joint) obligations of the respective Lenders on a ratable basis, according to their respective Commitments, to make an amount of such credit not to exceed, in principal amount, at any one time outstanding, the amount of their respective Commitments. Nothing contained herein shall confer upon any Lender any interest in, or subject any Lender to any liability for, or in respect of, the business, assets, profits, losses, or liabilities of any other Lender. Each Lender shall be solely responsible for notifying its Participants of any matters relating to the Loan Documents to the extent any such notice may be required, and no Lender shall have any obligation, duty, or liability to any Participant of any other Lender. Except as provided in Section 15.7, no member of the Lender Group shall have any liability for the acts of any other member of the Lender Group. No Lender shall be responsible to any Borrower or any other Person for any failure by any other Lender (or Bank Product Provider) to fulfill its obligations to make credit available hereunder, nor to advance for such Lender (or Bank Product Provider) or on its behalf, nor to take any other action on behalf of such Lender (or Bank Product Provider) hereunder or in connection with the financing contemplated herein.
15.18.    Reserved.
15.19.    Reserved.

16.	WITHHOLDING TAXES.
16.1    Payments. All payments made by any Loan Party hereunder or under any note or other Loan Document will be made without setoff, counterclaim, or other defense. In addition, all such payments will be made free and clear of, and without deduction or withholding for, any present or future Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding. If any Indemnified Taxes are so levied or imposed, the Loan Parties agree to pay the full amount of such Indemnified Taxes and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement, any note, or Loan Document, including any amount paid pursuant to this Section 16.1 after withholding or deduction for or on account of any Indemnified Taxes, shall not be less than the amount provided for herein had such withholding or deduction not occurred; provided, that the Loan Parties shall not be required to increase any such amounts to the extent that the increase in such amount payable results from Agent's or such Lender's own willful misconduct or gross negligence (as finally determined by a court of competent jurisdiction). Borrowers will furnish to Agent as promptly as practicable after the date the payment of any Indemnified Tax is due pursuant to applicable law, certified copies of tax receipts evidencing such payment by Borrowers or other evidence of payment reasonably satisfactory to Agent. The Loan Parties agree to pay any present or future stamp, value added or documentary taxes or any other excise or property taxes, charges, or similar levies that arise from any payment made hereunder or from the execution, delivery, performance, recordation, or filing of, or otherwise with respect to this Agreement or any other Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment by a Lender after the date hereof under Section 13.1 (other than any assignment made at the request of any Loan Party, or pursuant to Section 2.13(b), or following an Event of Default set forth in Section 8.1, 8.8, 8.9, 8.10, and 8.19) ("Other Taxes"). The Loan Parties shall jointly and severally indemnify each Indemnified Person (as defined in Section 10.3) (a "Tax Indemnitee") for the full amount of Indemnified Taxes or Other Taxes arising in connection with this Agreement or any other Loan Document (including, without limitation, any Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under Section 16) paid by such Tax Indemnitee and all reasonable fees and disbursements of attorneys, experts, or consultants and all other costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification, as and when they are incurred and irrespective of whether suit is brought, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority (other than Indemnified Taxes or Other Taxes resulting from gross negligence or willful misconduct of such Tax Indemnitee as finally determined by a court of competent jurisdiction).

16.2    Exemptions.
(a)    If a Lender or Participant is entitled to claim an exemption or reduction from withholding Tax, such Lender or Participant agrees with and in favor of Agent, to deliver to Agent (or, in the case of a Participant, to the Lender granting the participation only) at the time or times reasonably requested by the Borrower or the Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Agent as will enable the Borrower or the Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 16.2(a)(i)-(v) and 16.2(c) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender or its Affiliates. Without limiting the generality of the foregoing, such Lender or Participant shall deliver the following (as applicable) before receiving its first payment under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or Agent):
(i)    if such Lender or Participant is entitled to claim an exemption from United States withholding Tax pursuant to the portfolio interest exemption, (A) a statement of the Lender or Participant, signed under penalty of perjury, that it is not a (I) a "bank" within the meaning of Section 881(c)(3)(A) of the IRC, (II) a “10% shareholder” of any Borrower within the meaning of Section 881(c)(3)(B) of the IRC, or (III) a “controlled foreign corporation” related to any Borrower within the meaning of Section 881(c)(3)(C) of the IRC, and (B) a properly completed and executed IRS Form W-8BEN-E or W-8BEN or Form W-8IMY (with proper attachments);
(ii)    if such Lender or Participant is entitled to claim an exemption from, or a reduction of, withholding Tax under a United States tax treaty, a properly completed and executed copy of IRS Form W-8BEN-E or W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(iii)    if such Lender or Participant is entitled to claim that interest paid under this Agreement is exempt from United States withholding Tax because it is effectively connected with a United States trade or business of such Lender, a properly completed and executed copy of IRS Form W-8ECI;
(iv)    if such Lender or Participant is entitled to claim that interest paid under this Agreement is exempt from United States withholding Tax because such Lender or Participant serves as an intermediary, a properly completed and executed copy of IRS Form W-8IMY (with proper attachments) accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; or
(v)    a properly completed and executed copy of any other form or forms, including IRS Form W-9, as may be required under the IRC or other laws of the United States as a condition to exemption from, or reduction of, United States withholding or backup withholding Tax.

(b)    Each Lender or Participant shall provide new forms (or successor forms) upon (i) the expiration or obsolescence of any previously delivered forms and to promptly notify Agent (or, in the case of a Participant, to the Lender granting the participation only), (ii) of any change in circumstances which would modify or render invalid any claimed exemption or reduction and (iii) upon the reasonable request of the Agent (as applicable) or the Borrowers.
(c)    If a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender fails to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the IRC, as applicable), such Lender shall deliver promptly to the Borrowers and Agent documentation reasonably requested by the Borrowers or Agent (as applicable) sufficient for the Borrowers or Agent (as applicable) to comply with its obligations under FATCA and to determine that such Lender has complied with such applicable reporting requirements. Solely for purposes of this Section 16.2(c), “FATCA” shall include any amendments made to FATCA after the date of this Agreement
(d)    Reserved.
(e)    Each Borrower agrees that each Participant shall be entitled to the benefits of this Section 16 with respect to its participation in any portion of the Commitments and the Obligations so long as such Participant complies with the obligations set forth in this Section 16 with respect thereto and complies with all requirements of a Lender in this Section 16 (including the documentation requirements); provided that such Participant (A) agrees to be subject to the provisions of Sections 2.13(b) as if it were an assignee; and (B) shall not be entitled to receive any greater payment under Section 16, with respect to any participation, than its participating Lender would have been entitled to receive, except as the result of a change in law, ruling, treaty, regulation, or other directive of a Governmental Authority after the date such participation was made.
16.3    Reductions.
(a)    If a Lender or a Participant is entitled to a reduction in the applicable withholding Tax, Agent (or, in the case of a Participant, to the Lender granting the participation) may withhold from any payment to such Lender or such Participant an amount equivalent to the applicable withholding Tax after taking into account such reduction. If the forms or other documentation required by Section 16.2(a) or 16.2(c) are not delivered to Agent (or, in the case of a Participant, to the Lender granting the participation), then Agent (or, in the case of a Participant, to the Lender granting the participation) may withhold from any payment to such Lender or such Participant not providing such forms or other documentation an amount equivalent to the applicable withholding Tax.
(b)    If the IRS or any other Governmental Authority of the United States or other jurisdiction asserts a claim that Agent (or, in the case of a Participant, to the Lender granting the participation) did not properly withhold Tax from amounts paid to or for the account of any Lender or any Participant due to a failure on the part of the Lender or any Participant (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify Agent (or such Participant failed to notify the Lender granting the participation) of a change in circumstances which rendered the exemption from, or reduction of, withholding Tax ineffective, or for any other reason) such Lender shall indemnify and hold Agent harmless (or, in the case of a Participant, such Participant shall indemnify and hold the Lender granting the participation harmless) for all amounts paid, directly or indirectly, by Agent (or, in the case of a Participant, to the Lender granting the participation), as Tax or otherwise, including penalties and interest, and including any Taxes imposed by any jurisdiction on the amounts payable to Agent (or, in the case of a Participant, to the Lender granting the participation only) under this Section 16, together with all costs and expenses.
16.4    Refunds. If Agent or a Lender determines, in its reasonable discretion, that it has received a refund (or credit elected in lieu of such refund) any Taxes as to which any Borrower has paid additional amounts or indemnified pursuant to Section 16.1, so long as no Event of Default has occurred and is continuing, it shall pay over such refund or credit to such Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower under this Section 16 with respect to Indemnified Taxes or Other Taxes giving rise to such a refund (or credit elected in lieu of such refund), net of all out-of-pocket expenses of Agent or such Lender and without interest (other than any interest paid by the applicable Governmental Authority with respect to such a refund); provided, that Borrowers, upon the request of Agent or such Lender, agree to repay the amount paid over to any Borrower (plus any penalties, interest or other charges, imposed by the applicable Governmental Authority, other than such penalties, interest or other charges imposed as a result of the willful misconduct or gross negligence of Agent hereunder) to Agent or such Lender in the event Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything in this Agreement to the contrary, this Section 16.4 shall not be construed to require Agent or any Lender to (i) make available its tax returns (or any other information which it deems confidential) to any Borrower or any other Person or (ii) to pay any amount under this Section 16.4 the payment of which would place such Lender or Agent (or its Affiliates) in a less favorable net after-Tax position than such Lender or Agent (or its Affiliates) would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.
16.5    Survival. Each party’s obligations under this Section 16 shall survive the resignation or replacement of the Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

17.	GENERAL PROVISIONS.
17.1.    Effectiveness. This Agreement shall be binding and deemed effective upon the satisfaction of the items listed on Schedule 3.1.
17.2.    Section Headings. Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.

17.3.    Interpretation. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed against the Lender Group or any Borrower, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto. To the extent of any conflict between the terms of the Financing Order and the terms of this Agreement, the terms of the Financing Order shall govern and control.
17.4.    Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.
17.5.    Bank Product Providers. Each Bank Product Provider shall be deemed a third party beneficiary hereof and of the provisions of the other Loan Documents for purposes of any reference in a Loan Document to the parties for whom Agent is acting. Agent hereby agrees to act as agent for such Bank Product Providers and, by virtue of entering into a Bank Product Agreement, the applicable Bank Product Provider shall be automatically deemed to have appointed Agent as its agent and to have accepted the benefits of the Loan Documents; it being understood and agreed that the rights and benefits of each Bank Product Provider under the Loan Documents consist exclusively of such Bank Product Provider's being a beneficiary of the Liens and security interests (and, if applicable, guarantees) granted to Agent and the right to share in payments and collections out of the Collateral as more fully set forth herein. In addition, each Bank Product Provider, by virtue of entering into a Bank Product Agreement, shall be automatically deemed to have agreed that Agent shall have the right, but shall have no obligation, to establish, maintain, relax, or release reserves in respect of the Bank Product Obligations and that if reserves are established in accordance with the terms and provisions of this Agreement there is no obligation on the part of Agent to determine or insure whether the amount of any such reserve is appropriate or not. In connection with any such distribution of payments or proceeds of Collateral, Agent shall be entitled to assume no amounts are due or owing to any Bank Product Provider unless such Bank Product Provider has provided a written certification (setting forth a reasonably detailed calculation) to Agent as to the amounts that are due and owing to it and such written certification is received by Agent a reasonable period of time prior to the making of such distribution. Agent shall have no obligation to calculate the amount due and payable with respect to any Bank Products, but may rely upon the written certification of the amount due and payable from the applicable Bank Product Provider. In the absence of an updated certification, Agent shall be entitled to assume that the amount due and payable to the applicable Bank Product Provider is the amount last certified to Agent by such Bank Product Provider as being due and payable (less any distributions made to such Bank Product Provider on account thereof). Borrowers may obtain Bank Products from any Bank Product Provider, although no Borrower is required to do so. Borrowers acknowledge and agree that no Bank Product Provider has committed to provide any Bank Products and that the providing of Bank Products by any Bank Product Provider is in the sole and absolute discretion of such Bank Product Provider. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, no provider or holder of any Bank Product shall have any voting or approval rights hereunder (or be deemed a Lender) solely by virtue of its status as the provider or holder of such agreements or products or the Obligations owing thereunder, nor shall the consent of any such provider or holder be required (other than in their capacities as Lenders, to the extent applicable) for any matter hereunder or under any of the other Loan Documents, including as to any matter relating to the Collateral or the release of Collateral or Guarantors.
17.6.    Debtor-Creditor Relationship. The relationship between the Lenders and Agent, on the one hand, and the Loan Parties, on the other hand, is solely that of creditor and debtor. No member of the Lender Group has (or shall be deemed to have) any fiduciary relationship or duty to any Loan Party arising out of or in connection with the Loan Documents or the transactions contemplated thereby, and there is no agency or joint venture relationship between the members of the Lender Group, on the one hand, and the Loan Parties, on the other hand, by virtue of any Loan Document or any transaction contemplated therein.
17.7.    Counterparts; Electronic Execution. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement. The foregoing shall apply to each other Loan Document mutatis mutandis.
17.8.    Revival and Reinstatement of Obligations; Certain Waivers. If the incurrence or payment of the Obligations by any Borrower or any Guarantor or the transfer to the Lender Group of any property should for any reason subsequently be asserted, or declared, to be void or voidable under any state or federal law relating to creditors' rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, or other voidable or recoverable payments of money or transfers of property (each, a "Voidable Transfer"), and if the Lender Group is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the advice of counsel, then, as to any such Voidable Transfer, or the amount thereof that the Lender Group is required or elects to repay or restore, and as to all reasonable costs, expenses, and attorneys' fees of the Lender Group related thereto, the liability of such Borrower or such Guarantor automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.
17.9.    Confidentiality.
(a)    Agent and Lenders each individually (and not jointly or jointly and severally) agree that material, non-public information received from any Borrower and its Subsidiaries, their operations, assets, and existing and contemplated business plans ("Confidential Information") shall be treated by Agent and the Lenders in a confidential manner, and shall not be disclosed by Agent and the Lenders to Persons who are not parties to this Agreement, except: (i) to attorneys' for and other advisors, accountants, auditors, and consultants to any member of the Lender Group and to employees, directors and officers of any member of the Lender Group (the Persons in this clause (i), "Lender Group Representatives") on a "need to know" basis in connection with this Agreement and the transactions contemplated hereby and on a confidential basis, (ii) to Subsidiaries and Affiliates of any member of the Lender Group (including the Bank Product Providers), provided that any such Subsidiary or Affiliate shall have agreed to receive such information hereunder subject to the terms of this Section 17.9, (iii) as may be required by regulatory authorities so long as such authorities are informed of the confidential nature of such information, (iv) as may be required by statute, decision, or judicial or administrative order, rule, or regulation; provided that (x) prior to any disclosure under this clause (iv), the disclosing party agrees to provide Borrower with prior notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior notice to Borrower pursuant to the terms of the applicable statute, decision, or judicial or administrative order, rule, or regulation and (y) any disclosure under this clause (iv) shall be limited to the portion of the Confidential Information as may be required by such statute, decision, or judicial or administrative order, rule, or regulation, (v) as may be agreed to in advance in writing by Borrower, (vi) as requested or required by any Governmental Authority pursuant to any subpoena or other legal process, provided, that, (x) prior to any disclosure under this clause (vi) the disclosing party agrees to provide Borrower with prior written notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior written notice to Borrower pursuant to the terms of the subpoena or other legal process and (y) any disclosure under this clause (vi) shall be limited to the portion of the Confidential Information as may be required by such Governmental Authority pursuant to such subpoena or other legal process, (vii) as to any such information that is or becomes generally available to the public (other than as a result of prohibited disclosure by Agent or the Lenders or the Lender Group Representatives), (viii) in connection with any assignment, participation or pledge of any Lender's interest under this Agreement to an Eligible Transferee, provided that prior to receipt of Confidential Information any such assignee, participant, or pledgee shall have agreed in writing to receive such Confidential Information hereunder in accordance with the terms of this Section, (ix) in connection with any litigation or other adversary proceeding involving parties hereto which such litigation or adversary proceeding involves claims related to the rights or duties of such parties under this Agreement or the other Loan Documents; provided, that, prior to any disclosure to any Person (other than any Loan Party, Agent, any Lender, any of their respective Affiliates, or their respective counsel) under this clause (ix) with respect to litigation involving any Person (other than any Borrower, Agent, any Lender, any of their respective Affiliates, or their respective counsel), the disclosing party agrees to provide Borrower with prior written notice thereof, and (x) in connection with, and to the extent reasonably necessary for, the exercise of any secured creditor remedy under this Agreement or under any other Loan Document.
(b)    Anything in this Agreement to the contrary notwithstanding, Agent may disclose information concerning the terms and conditions of this Agreement and the other Loan Documents to loan syndication and pricing reporting services or in its marketing or promotional materials, with such information to consist of deal terms and other information customarily found in such publications or marketing or promotional materials and may otherwise use the name, logos, and other insignia of any Borrower or the other Loan Parties and the Commitments provided hereunder in any "tombstone" or other advertisements, on its website or in other marketing materials of the Agent.

(c)    The Loan Parties hereby acknowledge that Agent or its Affiliates may make available to the Lenders materials or information provided by or on behalf of Borrowers hereunder (collectively, "Borrower Materials") by posting the Borrower Materials on IntraLinks, SyndTrak or another similar electronic system (the "Platform") and certain of the Lenders may be "public-side" Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Loan Parties or their securities) (each, a "Public Lender"). The Loan Parties shall be deemed to have authorized Agent and its Affiliates and the Lenders to treat Borrower Materials marked "PUBLIC" or otherwise at any time filed with the SEC as not containing any material non-public information with respect to the Loan Parties or their securities for purposes of United States federal and state securities laws. All Borrower Materials marked "PUBLIC" are permitted to be made available through a portion of the Platform designated as "Public Investor" (or another similar term). Agent and its Affiliates and the Lenders shall be entitled to treat any Borrower Materials that are not marked "PUBLIC" or that are not at any time filed with the SEC as being suitable only for posting on a portion of the Platform not marked as "Public Investor" (or such other similar term).
17.10.    Survival. All representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that Agent, or any Lender may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of, or any accrued interest on, any Loan or any fee or any other amount payable under this Agreement is outstanding or unpaid and so long as the Commitments have not expired or been terminated.
17.11.    Patriot Act. Each Lender that is subject to the requirements of the Patriot Act hereby notifies Borrowers that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies Borrowers, which information includes the name and address of Borrowers and other information that will allow such Lender to identify Borrowers in accordance with the Patriot Act. In addition, if Agent is required by law or regulation or internal policies to do so, it shall have the right to periodically conduct (a) Patriot Act searches, OFAC/PEP searches, and customary individual background checks for the Loan Parties and (b) OFAC/PEP searches and customary individual background checks for the Loan Parties' senior management and key principals, and Borrowers agree to cooperate in respect of the conduct of such searches and further agrees that the reasonable costs and charges for such searches shall constitute Lender Group Expenses hereunder and be for the account of Borrower.
17.12.    Integration. This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof. The foregoing to the contrary notwithstanding, all Bank Product Agreements, if any, are independent agreements governed by the written provisions of such Bank Product Agreements, which will remain in full force and effect, unaffected by any repayment, prepayments, acceleration, reduction, increase, or change in the terms of any credit extended hereunder, except as otherwise expressly provided in such Bank Product Agreement.
17.13.    Administrative Borrowers.
(a)    Each Borrower hereby irrevocably appoints Company as the borrowing agent and attorney-in-fact for all Borrowers (the "Administrative Borrower") for the purposes of each Loan Document, which appointment shall remain in full force and effect unless and until Agent shall have received prior written notice signed by each Borrower that such appointment has been revoked and that another Borrower has been appointed Administrative Borrower. Each Borrower hereby irrevocably appoints and authorizes the Administrative Borrower (a) to provide Agent with all notices with respect to Revolving Loans and all other notices and instructions under this Agreement, and (b) to take such action as the Administrative Borrower deems appropriate on its behalf to obtain Revolving Loans and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement. Borrowers agree that any notice to be given by Agent or any other member of the Lender Group under the Loan Documents to any Loan Party may be given to Administrative Borrower. It is understood that the handling of the Loan Account and Collateral in a combined fashion, as more fully set forth herein, is done solely as an accommodation to Borrowers in order to utilize the collective borrowing powers of Borrowers in the most efficient and economical manner and at their request, and that Lender Group shall not incur liability to any Borrower as a result hereof. Each Borrower expects to derive benefit, directly or indirectly, from the handling of the Loan Account and the Collateral in a combined fashion since the successful operation of each Borrower is dependent on the continued successful performance of the integrated group. To induce the Lender Group to do so, and in consideration thereof, each Borrower hereby jointly and severally agrees to indemnify each member of the Lender Group and hold each member of the Lender Group harmless against any and all liability, expense, loss or claim of damage or injury, made against the Lender Group by any Borrower or by any third party whosoever, arising from or incurred by reason of (a) the handling of the Loan Account and Collateral of Borrowers as herein provided, or (b) the Lender Group's relying on any instructions of the Administrative Borrower, except that Borrowers will have no liability to the relevant Agent-Related Person or Lender-Related Person under this Section 17.13 with respect to any liability that has been finally determined by a court of competent jurisdiction to have resulted solely from the gross negligence or willful misconduct of such Agent-Related Person or Lender-Related Person, as the case may be.

[Signature pages to follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

BORROWERS:	CIBER, INC., a Delaware corporation By: /s/ Christian Mezger Name: Christian Mezger Title: Chief Financial Officer
:	CIBER CONSULTING INCORPORATED., an Illinois corporation By: /s/ Christian Mezger Name: Christian Mezger Title: Vice President
:	CIBER INTERNATIONAL LLC, a Delaware limited liability company By: /s/ Christian Mezger Name: Christian Mezger Title: Chief Financial Officer

AGENT and LENDER:	WELLS FARGO BANK, N.A., a national banking association By: /s/ Clifton Moschnik Name: Clifton Moschnik Its Authorized Signatory